                                                                    EXHIBIT 10.8





                                     SECOND
                              AMENDED AND RESTATED
                                LEASE AGREEMENT

                                 by and between

                                    ET LLC,
                      a Delaware limited liability company
                                     d/b/a
                                   ET QRS LLC

                                  as LANDLORD

                                      and

                              ETEC SYSTEMS, INC.,
                             a Nevada corporation,

                                   as TENANT


                         Premises:  Hayward, California





                         Dated as of:  February 2, 1998
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         SECOND AMENDED AND RESTATED LEASE AGREEMENT, made as of this 2nd day of February, 1998, between ET LLC, a Delaware limited liability company d/b/a ET QRS LLC ("Landlord"), with an address c/o W. P. Carey & Co., Inc., 50 Rockefeller Plaza, Second Floor, New York, New York 10020, and ETEC SYSTEMS, INC., a Nevada corporation ("Tenant"), with an address at 26460 Corporate Avenue, Hayward, California 94545.

                                   BACKGROUND

         A. ESI (CA) QRS 12-6, Inc., as landlord ("Original Landlord") and Tenant entered into a Lease Agreement dated as of February 1, 1995, as amended by the terms of Exhibit 1 to that certain letter agreement dated August 7, 1996 and amended and restated by an Amended and Restated Lease Agreement, dated as of January 31, 1997 (said Lease Agreement, as amended and amended and restated, the "Original Lease").

         B. By Articles of Merger filed with the Secretary of State of Delaware on January 29, 1998 Original Landlord merged with ET-ESI, INC. and by Articles of Merger filed with the Secretary of State of Delaware on January 29, 1998 ET-ESI, Inc. merged with ET LLC and by Limited Liability Company Application for Registration filed with the Secretary of State of the State said ET LLC qualified to do business in the State in the name of ET QRS LLC.

         C. Landlord desires to demise to Tenant and Tenant desires to lease from Landlord the Project I Improvements and the Project II Improvements (as such terms are hereinafter defined) and in connection therewith to amend and restate the Original Lease in its entirety.

         In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

         1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (collectively, the "Leased Premises"): (a) the premises described in Exhibit "A" hereto, together with the Appurtenances (collectively, the "Land"); (b) the three office/manufacturing facilities constructed on the Land, known as "Building 1," "Building 2" and "Building 3" and containing approximately 60,000 square feet, 47,000 square feet and 106,000 square feet, respectively; (c) the Project I Improvements described in Schedule 3 hereto; (d) the Project II Improvements, and all other buildings, structures and other improvements now or hereafter constructed on the Land (collectively, together with the Project I Improvements, the "Improvements"); and (e) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").
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         2.      Certain Definitions.

         "ACQUISITION COST" shall mean the sum of (a) $14,321,137, (b) Project I Costs and (c) Project II Costs.

         "ADDITIONAL RENT" shall mean Additional Rent as defined in Paragraph 7(a).

         "ADJOINING PROPERTY" shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining any of the Leased Premises.

         "ALTERATIONS" shall mean all changes, additions, modifications, improvements or repairs to, all alterations, reconstructions, remodeling, renovations, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

         "APPURTENANCES" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

         "ASSIGNMENT" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

         "BASIC RENT" shall mean Basic Rent as defined in Paragraph 6.

         "BASIC RENT PAYMENT DATES" shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

         "BUILDING 4" shall mean the building to contain not less than 129,000 square feet, to be constructed on the easterly portion of the Land, in accordance with the Project II Plans and the Project II Budget and to be known as "Building 4".

         "BUILDINGS 2 AND 3 RENOVATIONS" shall mean Buildings 2 and 3 Renovations as defined in the Construction Agency Agreement.

         "CASUALTY" shall mean any injury to or death of any person or any loss of or damage to any property (including the Leased Premises) included within or related to the Leased Premises or arising from the Adjoining Property.

         "COMMENCEMENT DATE" shall mean Commencement Date as defined in Paragraph 5(a).

         "COMPLETION AGREEMENT" shall mean the Completion Agreement of even date between Landlord and Tenant pursuant to which Tenant has agreed to complete the Project I Improvements.

         "CONDEMNATION" shall mean a Taking and/or a Requisition.

         "CONDEMNATION NOTICE" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

         "CONSTRUCTION AGENCY AGREEMENT" shall mean the Construction Agency Agreement of even date between Landlord, as owner, and Tenant, as agent for Landlord pursuant to which Tenant, as such agent will cause the Project II Improvements to be constructed.

         "COSTS" of a Person or associated with a specified transaction shall mean all costs and expenses incurred by such Person or associated with such transaction, including without limitation, reasonable attorneys' fees and expenses, court costs, escrow fees, title insurance premiums, mortgage points, recording fees and transfer taxes, as the circumstances require.

         "COVENANT BREACH" shall mean Covenant Breach as defined in Paragraph 33(b).

         "COVENANTS" shall mean Covenants as defined in Paragraph 33(a).

         "CPI" shall mean CPI as defined in Paragraph 2 of Exhibit "D".

         "DEFAULT TERMINATION AMOUNT" shall mean the Default Termination Amount as defined in Paragraph 23(a)(iii).

         "DEFAULT RATE" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

         "DEPOSIT AMOUNT" shall mean Deposit Amount as defined in Paragraph
21(d).

         "EASEMENT AGREEMENT" shall mean any conditions, covenants, reservations, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances, including the Parking Easement of even date from Tenant to Landlord or as may hereafter affect the Leased Premises.
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         "ENVIRONMENTAL LAW" shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the Solid Waste Disposal Act, the Toxic Substance Control Act, the Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act of 1970, the National Environmental Policy Act and the Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar foreign, state or local Law.

         "ENVIRONMENTAL VIOLATION" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration, migration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or which could be reasonably expected to result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any other property in violation of any Environmental Law or which could reasonably be expected to result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could be reasonably expected to result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which could be reasonably expected to result in a creation of a lien on the Leased Premises under any Environmental Law, or (e) any violation of or noncompliance with any Environmental Law.

         "EQUIPMENT" shall mean the Equipment as defined in Paragraph 1.

         "EVENT OF DEFAULT" shall mean an Event of Default as defined in Paragraph 22(a).

         "EXISTING IMPROVEMENTS" shall mean Building 1, Building 2 and Building 3 as described in Paragraph 1 hereof together with the existing Equipment installed therein.

         "EXPIRATION DATE" shall mean Expiration Date as defined in Paragraph 5(a).

         "FAIR MARKET RENTAL VALUE" shall mean the fair market rental value of the Leased Premises for the relevant Renewal Term determined in accordance with the procedure specified in Paragraph 29.

         "FAIR MARKET RENTAL VALUE DATE" shall mean any date on which Fair Market Rental Value is finally determined in accordance with Paragraph 29.

         "FAIR MARKET VALUE" shall mean the fair market value of the Leased Premises as of the Relevant Date. For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29.

         "FAIR MARKET VALUE DATE" shall mean the date when the Fair Market Value is finally determined in accordance with Paragraph 29.

         "FEDERAL FUNDS" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

         "FEDERAL FUNDS EFFECTIVE RATE" shall mean for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate." If on any relevant day the appropriate rate for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged prior to 9:00 a.m., New York time, on that day by each of three leading brokers of federal funds transactions in New York City, selected by the Landlord.

         "FINAL COMPLETION DATE" shall mean, individually, the Project I Final Completion Date or the Project II Final Completion Date, as the context may require, and collectively, the Project I Final Completion Date and the Project II Final Completion Date.

         "HAZARDOUS ACTIVITY" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including, without limitation, the air, surface water, groundwater, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

         "HAZARDOUS CONDITION" means any condition which would support or be reasonably likely to result in any claim or liability under any Environmental Law, including the presence of underground storage tanks.

         "HAZARDOUS SUBSTANCE" means (i) any substance, material, product, (including, without limitation, petroleum products), derivative (including, without limitation, petroleum products), compound, mixture, mineral (including, without limitation, asbestos), chemical, gas, waste, contaminant or pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to public health or safety or the environment or (ii) any substance supporting a claim under any Environmental Law, whether or not such substance is defined as hazardous or toxic as such under any Environmental Law. By way of example, and not of limitation, Hazardous Substances include, but are not limited to, any toxic substance, hazardous substance, hazardous waste, hazardous constituent, pollutant, contaminant, industrial waste, medical waste, petroleum product, petroleum derivative, petroleum waste, radon, radioactive material, asbestos, asbestos containing materials, urea formaldehyde, foam insulation, lead or polychlorinated biphenyl.

         "IMPOSITIONS" shall mean the Impositions as defined in Paragraph 9(a).

         "IMPROVEMENTS" shall mean the Improvements as defined in Paragraph 1.

         "INDEMNITEE" shall mean an Indemnitee as defined in Paragraph 15.

         "INITIAL LENDER" shall mean Creditanstalt-Bankverein, its successors and assigns.

         "INITIAL LOAN" shall mean the $8,221,345 loan from Initial Lender evidenced by a Note dated January 31, 1997.

         "INITIAL TERM" shall mean Initial Term as defined in Paragraph 5(a).

         "INSURANCE REQUIREMENTS" shall mean the requirements of all insurance policies required to be maintained in accordance with this Lease.

         "INTENDED ASSIGNMENT OFFER" shall mean Intended Assignment Offer as defined in Paragraph 21(d).

         "INTENDED ASSIGNMENT PURCHASE DATE" shall mean Intended Assignment Purchase Date as defined in Paragraph 21(d).

         "INTENDED TRANSACTION" shall mean Intended Transaction as defined in Paragraph 33(b).

         "LAND" shall mean the Land as defined in Paragraph 1.

         "LAW" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

         "LEASE" shall mean this Second Amended and Restated Lease Agreement.

         "LEASE YEAR" shall mean any twelve (12) consecutive month period during the Term except that the first Lease Year commenced on February 16, 1995 and terminated on February 29, 1996 and the last Lease Year shall end on the last day of the Term.

         "LEASED PREMISES" shall mean the Leased Premises as defined in Paragraph 1.

         "LEGAL REQUIREMENTS" shall mean all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises.

         "LENDER" shall mean (a) Initial Lender, and (b) any person or entity (and their respective successors and assigns) which may, after the date hereof, make a Loan to Landlord or is the holder of any Note.

         "LIBOR" means the rate of interest designated by Tenant corresponding to the rate for one-month, two-month, three-month, six-month or one-year periods for LIBOR as published in The Wall Street Journal on the business day (the "Rate Determination Date") prior to the first day of the applicable period (the first such designation to be made as of the date hereof) which rate (a) shall remain fixed during the period to which the rate corresponds, (b) shall, as to each such period, be designated by notice to Landlord and (c) shall, as to such period, not extend beyond May 31, 1999 as to the Project II Improvements and (d) shall be the one-month rate if Tenant fails to make any required designation.

                 If no such LIBOR rate appears in The Wall Street Journal as described in the foregoing paragraph, LIBOR shall be the Federal Funds Effective Rate on the Rate Determination Date.

                 All percentages resulting from any calculations referred to in this definition will be rounded upwards, if necessary, to the nearest multiple of 1/100 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest dollar (with fifty cents or more being rounded upward).

         "LOAN" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

         "MAJOR ALTERATIONS" shall mean Major Alterations as defined in Paragraph 36(a).
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         "MONETARY OBLIGATIONS" shall mean Rent and all other sums payable by
Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

         "MORTGAGE" shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

         "NET AWARD" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv),
(v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

         "NON-PREAPPROVED ASSIGNEE" shall mean Non-Preapproved Assignee as defined in Paragraph 21(b).

         "NON-PREAPPROVED ASSIGNMENT" shall mean Non-Preapproved Assignment as defined in Paragraph 21(b).

         "NOTE" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

         "OFFER AMOUNT" shall mean (i) prior to the expiration of the Initial Term, the greater of (a) the Fair Market Value of the Leased Premises as of the Relevant Date and (b) the sum of the Acquisition Cost and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with the proceeds of the Offer Amount and (ii) after the expiration of the Initial Term, the Fair Market Value of the Leased Premises as of the Relevant Date.

         "ORIGINAL LANDLORD" shall mean Original Landlord as described in the BACKGROUND.

         "PARTIAL CASUALTY" shall mean any Casualty which does not constitute a Termination Event.

         "PARTIAL CONDEMNATION" shall mean any Condemnation which does not constitute a Termination Event.

         "PERMITTED ENCUMBRANCES" shall mean those covenants, restrictions, reservations, liens, conditions, easements, declarations, licenses and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

         "PERSON" shall mean an individual, partnership, association, corporation or other entity.

         "PREAPPROVED ASSIGNEE" shall mean Preapproved Assignee as defined in Paragraph 21(a).

         "PREAPPROVED ASSIGNMENT" shall mean Preapproved Assignment as defined in Paragraph 21(a).

         "PREAPPROVED SUBLET" shall mean Preapproved Sublet as defined in Paragraph 21(h).

         "PREPAYMENT PREMIUM" shall mean any payment (other than a payment of principal and/or interest which Landlord is required to make under a Note or a Mortgage) by reason of any prepayment by Landlord of any principal due under a Note or Mortgage, and which may be (in lieu of such prepayment premium or prepayment penalty) a "make whole" clause requiring a prepayment premium in an amount sufficient to compensate the Lender for the loss of the benefit of the Loan due to a prepayment or a "breakage fee" or "funding losses" as a result of any prepayment; provided, however, that the Prepayment Premium shall not exceed the prepayment premium amount that would be payable if the outstanding principal amount of the Loan being prepaid were the original principal amount of the Replacement Loan (calculated on the basis of the full funding of the Replacement Loan).

         "PRIME RATE" shall mean the annual interest rate as published, from time to time, in the Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event the Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

         "PROJECT I ACQUISITION FEE" shall mean $518,324.

         "PROJECT I COSTS" shall mean with respect to the Project I Improvements, the sum of $11,000,000 and the Project I Acquisition Fee.

         "PROJECT I FINAL COMPLETION DATE" shall mean March 31, 1998.

         "PROJECT I IMPROVEMENTS" shall mean the Improvements to Buildings 2 and 3 as generally described in Schedule 3 to this Lease and more particularly described in the Project I Plans.

         "PROJECT I PLANS" shall mean Project I Plans delivered to Landlord on the date hereof.

         "PROJECT II ACQUISITION FEE" shall mean an amount equal to the difference between (x) Project II Costs (exclusive of the Project II Acquisition Fee), divided by .955, minus (y) Project II Costs (exclusive of the Project II Acquisition Fee).

         "PROJECT II BUDGET" shall mean the Project II Budget attached as Exhibit B to the Construction Agency Agreement as the same may be amended from time to time in accordance with the applicable provisions of the Construction Agency Agreement.

         "PROJECT II COSTS" shall mean (i) with respect to the Project II Improvements the lesser of (A) the sum of $50,000,000 and the Project II Acquisition Fee and (B) the sum of Project II Direct Costs, Project II Indirect Costs and the Project II Acquisition Fee.

         "PROJECT II DIRECT COSTS" shall mean Direct Costs as defined in
Section 1.01 of the Construction Agency Agreement.

         "PROJECT II FINAL COMPLETION DATE" shall mean the date on which all "punch list" items are completed with respect to the Project II Improvements which shall occur not later than July 31, 1999 with respect to Building 4 and October 31, 1999 with respect to the Building 2 and 3 Renovations.

         "PROJECT II SUBSTANTIAL COMPLETION DATE" shall mean the date on which a permanent certificate of occupancy is issued for Building 4, but in no event later than May 31, 1999.

         "PROJECT II IMPROVEMENTS" shall mean, collectively, Building 4 and the Buildings 2 and 3 Renovations.

         "PROJECT II INDIRECT COSTS" shall mean Indirect Costs as defined in
Section 1.01 of the Construction Agency Agreement.

         "PROJECT II PLANS" shall mean Plans as defined in Section 1.01 of the Construction Agency Agreement.

         "PROJECT" shall mean, the Project I Improvements or Project II Improvements, as applicable.

         "RELEVANT AMOUNT" shall mean the Termination Amount, Offer Amount or the Default Termination Amount, as the case may be.

         "RELEVANT DATE" shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty, (c) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), (d) the date immediately prior to the date on which Landlord makes an Intended Assignment Offer, (e) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make a termination offer under Paragraph 23(a)(iii), (f) the Fair Market Value Date, in the event Landlord receives an offer to purchase the Leased Premises pursuant to Paragraph 35(c), (g) with respect to a Covenant Breach or an Intended Transaction, the date that is the earlier of (i) the date immediately prior to the date on which Tenant notifies Landlord that an Intended Transaction or Covenant Breach will occur or makes a public announcement to such effect, or
(ii) the date immediately prior to the date on which the Covenant Breach or the Intended Transaction occurs or, but for the acceptance by Landlord of the rejectable offer under Paragraph 33, would occur, and (h) the date immediately prior to the date on which Tenant vacates the Leased Premises in the event Tenant makes a Vacation Offer pursuant to Paragraph 38 or, with respect to any determination of Fair Market Rental Value, the first day of the Renewal Term for which a determination of Fair Market Rental Value is being made.

         "REMAINING SUM" shall mean Remaining Sum as defined in Paragraph
19(c).

         "RENEWAL TERM" shall mean Renewal Term as defined in Paragraph 5(b).

         "RENT" shall mean, collectively, Basic Rent and Additional Rent.

         "REPLACEMENT LOAN" shall mean the Loan that refinances the Initial
Loan.

         "REQUISITION" shall mean any temporary requisition or confiscation of the use or occupancy of any of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

         "RETENTION DATE" shall mean the later of the date on which the amount of the Remaining Sum is finally determined or the date on which Landlord's right to the Remaining Sum is finally determined.

         "SECURITY DEPOSIT" shall mean Security Deposit as defined in Paragraph 37(a).

         "SIGNIFICANT SUBSIDIARY" shall mean at any time any Subsidiary that would at such time constitute a "significant subsidiary" (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the date hereof) of the Tenant.

         "SITE ASSESSMENT" shall mean a Site Assessment as defined in Paragraph 10(c).

         "STATE" shall mean the State of California.

         "SUBSIDIARY" shall mean any corporation, partnership, limited liability company, joint venture, association or other business entity of which the Tenant now or hereafter owns directly or indirectly, securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body thereof.

         "SURVIVING OBLIGATIONS" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

         "TAKING" shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the Law applicable to the Leased Premises.

         "TERM" shall mean the Term as defined in Paragraph 5(a).

         "TERMINATION AMOUNT" shall mean (i) prior to the expiration of the Initial Term, the greater of (a) the sum of the applicable Termination Value specified on Schedule 1 hereto and any Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Termination Amount or (b) the Fair Market Value of the Leased Premises as of the

Relevant Date and (ii) after the expiration of the Initial Term, the Fair Market Value of the Leased Premises as of the Relevant Date.

         "TERMINATION DATE" shall mean Termination Date as defined in Paragraph 18(b).

         "TERMINATION EVENT" shall mean a Termination Event as defined in Paragraph 18(a).

         "TERMINATION NOTICE" shall mean Termination Notice as defined in Paragraph 18(a).

         "THIRD PARTY PURCHASER" shall mean Third Party Purchaser as defined in Paragraph 21(o).

         "VACATION OFFER" shall mean Vacation Offer as defined in Paragraph 38.

         3.      Title and Condition.

         (a) The Leased Premises are demised and let subject to (i) the Mortgage and Assignment presently in effect, (ii) the rights of any Persons in possession of the Leased Premises, (iii) the existing state of title of the Leased Premises, including any Permitted Encumbrances, (iv) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (v) all Legal Requirements, including any existing violation of any thereof, and (vi) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

         (b) Tenant acknowledges that the Existing Improvements are in acceptable condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE,
(ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT

THE EXISTING IMPROVEMENTS HAVE BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

         (c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant represents and warrants that (i) Tenant has conveyed fee simple title (both legal and equitable) in the Leased Premises to Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) the Existing Improvements conform and on the applicable Final Completion Date the applicable Project shall conform to all material Legal Requirements and all Insurance Requirements, (iii) to Tenant's knowledge all permits, licenses, approvals, consents and easements necessary or appropriate for the use or operation of the Leased Premises have been obtained,
(iv) all contractors engaged by Tenant and to Tenant's knowledge, all subcontractors who have performed work on or supplied materials to the Existing Improvements have been fully paid or Tenant is holding retainage sufficient to pay such contractors in full, and all materials and supplies have been fully paid for or Tenant is holding retainage sufficient to pay for such materials and supplies in full, (v) the Existing Improvements have been fully completed, and on the applicable Final Completion Date the applicable Project shall be completed in all material respects in a workmanlike manner of first class quality, and (vi) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects, and on the Project I Final Completion Date and Project II Final Completion Date, as applicable, all Equipment necessary or appropriate for the use and operation of the applicable Project shall have been installed and shall be fully operative in all material respects.

         (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all warranties, guaranties, indemnities and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until an Event of Default occurs or until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of said warranties, guaranties, indemnities and other rights shall automatically revert to Landlord.

         (e) As of the date hereof, Landlord has acquired a portion of the Project I Improvements. Tenant covenants and agrees to cause the Project I Improvements to be completed in a good and workmanlike manner no later than the Project I Final Completion Date in accordance with the terms of the Completion Agreement and shall pay in full all Project I Costs no later than April 1, 1998, subject, however, to Tenant's right to contest under Paragraph 14 hereof. All acknowledgments of Tenant regarding the Leased Premises contained in Paragraph 3(b) shall be deemed to have been made with respect to Project I as of the Project I Final Completion Date.

         (f) Pursuant to the Construction Agency Agreement, Tenant will cause the Project II Improvements to be constructed with funds more particularly described in the Construction Agency Agreement. The Project II Improvements will be owned by Landlord and included within the Leased Premises. Tenant acknowledges that the Project II Improvements have not yet been constructed and that, pursuant to the Construction Agency Agreement entered into by Landlord and Tenant, Tenant has the responsibility for causing the Project II Improvements to be completed in accordance with the terms of the Construction Agency Agreement. Landlord will not make any representations or warranties with respect to the Project II Improvements. Tenant further acknowledges that, upon occurrence of an Event of Default, Landlord may terminate the Construction Agency Agreement, and in addition to all other remedies of Landlord under this Lease, Landlord shall have the right but not the obligation to complete construction of the Project II Improvements in accordance with the Project II Plans. If Landlord so completes construction of the Project II Improvements, Tenant will not be excused from paying all Rent due pursuant to the terms of this Lease, and Landlord shall have the right to exercise any or all of its remedies hereunder following an Event of Default. All acknowledgments of Tenant regarding the Leased Premises contained in Paragraph 3(b) shall be deemed to have been made with respect to the Project II Improvements as of the Project II Final Completion Date.

         4.      Use of Leased Premises; Quiet Enjoyment.

         (a) Tenant may occupy and use the Leased Premises for offices, manufacturing, warehouse, distribution and research and development and uses ancillary thereto and for no other purpose without Landlord's prior written consent, which shall not be unreasonably withheld, delayed or conditioned. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Law, Legal Requirement or Easement Agreement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, or cancel or cause to be cancelled or released any warranty, guaranty or indemnity, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.

         (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord may, upon not less than 48 hours' notice to Tenant, enter upon and examine any of the Leased Premises at such reasonable times as Landlord may elect (except that no notice shall be required if an Event of Default exists and remains uncured), for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.

         5.      Term.

         (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (herein, the "Initial Term", and the Initial Term, as extended or renewed in accordance with the provisions hereof, being called the "Term") that commenced on February 16, 1995 (the "Commencement Date") and that expires on May 31, 2014 (the "Expiration Date"). If all Rent and all other sums due hereunder shall not have been fully paid by the end of the Term, Landlord may, at its option, extend the Term until all said sums shall have been fully paid.

         (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) (i) no Event of Default exists and remains uncured, and (ii) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th) and tenth (10th) anniversaries of the Expiration Date, each such anniversary being a "Renewal Date", the Term shall be deemed to have been automatically extended for an additional period of five (5) years, and on the fifteenth (15th) anniversary of the Expiration Date for eight (8) months, such anniversary also being a "Renewal Date", the Term shall be deemed to have been automatically extended (each such extension period, a "Renewal Term"), unless in any case Tenant shall notify Landlord in writing at least one (1) year prior to the next Renewal Date that Tenant is terminating this Lease as of the next Renewal Date. If Tenant elects not to extend the Term of this Lease then, prior to the expiration date, Tenant shall, at the request of Landlord, provide to Landlord a Termination of Lease in recordable form. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified.

         (c) If Tenant exercises its option not to extend or further extend the Term, or if an Event of Default exists, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) upon reasonable prior notice to Tenant show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select and as may be approved by Tenant, such approval not to be unreasonably withheld or delayed (except that no approval shall be required if an Event of Default exists and remains uncured).

         6. Basic Rent. Landlord acknowledges that all Basic Rent has been paid through January 31, 1998. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the portion of the Term remaining from and after February 1, 1998, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"). Payments shall be made on March 1, 1998 and on the first day of each month during the remainder of the Term (each such day being a "Basic Rent Payment Date"). Each such rental payment shall be made, (a) at Landlord's sole discretion, to Landlord at its address set forth above and/or to such one or more other Persons, at such addresses and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), and (b) in funds available to Landlord on the applicable Basic Rent Payment Date.

         7.      Additional Rent.

         (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                 (i) except as otherwise specifically provided herein, all costs and expenses of Tenant and all reasonable costs and expenses of, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings,
         (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the enforcement by

         Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) Costs of Landlord's and Lender's counsel incurred in connection with the preparation, negotiation and execution of this Lease, Costs of Landlord's and Lender's counsel incurred in connection with the review and/or negotiation of documents requested by Tenant and Costs of third party consultants retained by Landlord in connection with any act undertaken by Landlord at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant that Landlord has the right to perform under the terms of this Lease, (J) the reasonable cost of a consultant retained by Lender to review plans, specifications, and contracts in connection with any Alteration for which the approval of Lender is required or permitted under the terms of the Mortgage and the reasonable costs of Lender in connection with any inspection of the Leased Premises, (K) out-of-pocket costs incurred by Lender in connection with an Event of Default, (L) costs and expenses of any trustee under any Mortgage and (M) any other items specifically required to be paid by Tenant under this Lease, which costs and expenses shall include, without limitation, all Costs, judgments, settlement amounts, Impositions, insurance premiums, appraisal fees, the cost of performing and reporting any Site Assessment if an Environmental Violation is found, the cost of monitoring compliance with the provisions of Paragraph 10(f) hereof, including the reasonable cost of consultants retained by Landlord and Lender, the cost of curing any Environmental Violation, and the cost of complying with all Legal Requirements, fines, penalties and interest;

                 (ii) after the date all or any portion of any installment of Basic Rent is due and not paid, an amount ("Late Charge") equal to three percent (3%) of the amount of such unpaid installment or portion thereof; provided, however, that with respect to the first two late payments of all or any portion of any installment of Basic Rent in any consecutive twelve (12) month period the Late Charge shall not be due and payable unless the Basic Rent has not been paid within three (3) business days following receipt by Tenant of written notice that such installment has not been received;

                 (iii) a sum equal to any additional sums (including any late charge, default penalties, interest and fees of Lender's counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default; and

                 (iv) interest at the rate per annum (the "Default Rate") equal to the default interest rate per annum in the Note on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date Tenant receives notice of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date that Tenant receives notice any such amount has become overdue.

         (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within five (5) days after Landlord's demand for payment thereof, and (ii) any other Additional Rent, immediately upon Landlord's demand for payment thereof.

         (c)     In no event shall amounts payable under Paragraph 7(a)(ii),
(iii) and (iv) exceed the maximum amount permitted by applicable Law.

         8.      Net Lease; Non-Terminability.

         (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense, except as specifically provided herein to the contrary (collectively, a "Set-Off").

         (b) Except as otherwise expressly provided herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason, including the following: (i) any damage to or theft, loss or destruction of any of the Leased Premises, (ii) any Condemnation, (iii) the prohibition, limitation or restriction of Tenant's use of any of the Leased Premises, (iv) any eviction by paramount title or otherwise, (v) Tenant's acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease, (vi) any default on the part of Landlord hereunder or under any Note, Mortgage, Assignment or any other agreement, (vii) any latent or other defect in any of the Leased Premises, (viii) the breach of any warranty of any seller or manufacturer of any of the Equipment, (ix) any violation of Paragraph 4(b) or any other provision of this Lease by Landlord, (x) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Landlord or Tenant, (xi) the exercise of any remedy, including foreclosure, under any Mortgage or Assignment, (xii) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord, any trustee, receiver or liquidator of Landlord or any court under the Federal Bankruptcy Code or otherwise, (xiii) any interference with Tenant's use of the Leased Premises, (xiv) market or economic changes or (xv) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding.

         (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

         (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or
(ii) to any Set-Off of any Monetary Obligations.

         9.      Payment of Impositions.

         (a) Tenant shall, not later than the due date thereof, or at least five (5) days prior to the day before any fine, interest, penalty or cost may be added thereto or imposed, or at least five (5) days prior to the day any lien may be filed for the non-payment thereof (if such day is used to determine the due date of the respective item), pay and discharge all taxes (including real and personal property, franchise, sales and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) any of the Leased Premises, including any increases in real estate taxes from a reassessment of the Leased Premises by the applicable taxing authority as a result of any transfer of the Leased Premises (A) to any affiliate of Landlord or Landlord's parent of which Landlord's parent directly or indirectly owns beneficially more than fifty percent (50%) or (B) to Landlord's parent so long as in any such case Tenant has an opportunity to review and comment upon the structure of such transfer prior to the occurrence thereof, (iii) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, or (iv) any Lender by reason of any Note, Mortgage,

Assignment or other document evidencing or securing a Loan and which (as to this clause (iv)) Landlord has agreed to pay (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are a substitute for any then existing tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or Lender, (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person or
(D) any increases in real estate taxes from a reassessment of the Leased Premises by the applicable taxing authority as a result of (x) any sale or transfer of the Leased Premises or, (y) any sale or transfer of ownership interests by any member of Landlord, except as provided in (ii) above. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten
(10) days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten
(10) days after Landlord's request therefor. Any refunds of Impositions attributable to any period during the Term shall be payable to, and shall be the property of, Tenant.

         (b) Landlord shall have the right at any time following the occurrence and during the continuation of an Event of Default to require Tenant to pay to Landlord (or Lender if Landlord is so required pursuant to the terms of the Mortgage) an additional monthly sum (the "Escrow Payments") sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease. Landlord shall determine the amount of the Escrow Charges and of each Escrow Payment. As long as the Escrow Payments are being held by Landlord and not Lender, or if Lender shall hold the Escrow Payments and shall so agree, the Escrow Payments shall not be commingled with other funds of Landlord or other Persons and interest shall accrue thereon for the benefit of Tenant, from the date such monies are received by or on behalf of Landlord to the date such monies are disbursed to pay Escrow Charges. Landlord or Lender, as the case may be, shall apply the Escrow Payments to the payment of the Escrow

Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord or Lender, as the case may be, shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord's demand therefor, which shall include written verification of such deficiency, shall pay the amount of the deficiency to Landlord.

         10.     Compliance with Laws and Easement Agreements; Environmental
                 Matters.

         (a) Tenant shall, at its sole expense, be in material compliance with and conform to, and cause any other Person occupying any part of the Leased Premises to be in material compliance with and conform to, all Insurance Requirements and Legal Requirements (except that Tenant and the Leased Premises shall be in absolute compliance with all applicable Environmental Laws).
Tenant shall not at any time (i) cause, permit or suffer to occur any material Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any material Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation, however immaterial.

         (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or other occupier of the Leased Premises, to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any such new Easement Agreement shall automatically be a Permitted Encumbrance.

         (c) In connection with the refinancing of the Initial Loan or as reasonably requested by a Lender and in any other case not more frequently than once every three (3) years or at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation exists or a condition that could be reasonably expected to result in an Environmental Violation exists, upon prior written notice from Landlord or Lender, Tenant shall permit such persons as Landlord or Lender may designate ("Site Reviewers") to visit the Leased Premises at reasonable times agreed to by Tenant and perform, as agents of Tenant, environmental site investigations and assessments ("Site Assessments") on the Leased Premises for the purpose of investigating the Leased Premises. In addition to the permitted Site Assessments, the Site Reviewers shall have the right to obtain from Tenant information reasonably necessary to update any Site Assessment. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be reasonably necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. Landlord shall pay the cost of any such Site Assessment unless an Environmental Violation is found, in which event the cost shall be paid by Tenant.

         (d) If an Environmental Violation occurs or is found to exist and, in Landlord's reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed $250,000, or, if an Event of Default under Paragraph 22(a)(i) hereof has occurred during the immediately preceding twelve (12) month period, $50,000, Tenant shall provide to Landlord and Lender within ten (10) days after Landlord's or Lender's request therefor, adequate financial assurances that Tenant will effect such remediation or other response action in accordance with applicable Environmental Laws.

         (e) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist that would render the Leased Premises untenantable or unmarketable and the Term would otherwise terminate or expire, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial or other response action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

         (f) If Tenant fails to comply with (or promptly commence to comply with and diligently pursue to completion) any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, then after ten (10) days prior notice to Tenant (except that no notice shall be required if any emergency exists) Landlord and/or Lender shall have the right (but no obligation) to take any and all actions as Landlord and/or Lender shall deem necessary or advisable in order to cure such Environmental Violation.

         (g) Tenant shall notify Landlord and Lender immediately after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord and Lender immediately upon receipt thereof copies of all orders, claims, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

         (h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are comparable to the covenants contained in this Paragraph 10.

         (i) Tenant shall not release The Perkin-Elmer Corporation ("PE") from any of its obligations under the Asset Purchase Agreement, dated March 16, 1990, between Tenant and PE that relate to clause (f) of Section 6.2 thereof or otherwise amend said clause (f) or any other applicable provision without having obtained the prior written approval of Landlord and Lender. Tenant represents and warrants to Landlord that the indemnity under clause (f) of
Section 6.2 includes 1, 1-dichloroethene on the Leased Premises.

         11.     Liens; Recording.

         (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME, AND AT LANDLORD'S REQUEST TENANT SHALL PROMPTLY, POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

         (b) Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

         12.     Maintenance and Repair.

         (a) Tenant shall at all times maintain, at Tenant's sole cost and expense, the Existing Premises and the Adjoining Property in substantially as good repair and appearance as they are in on the date hereof and shall at all times maintain the Project I Improvements and Project II Improvements in substantially as good repair and appearance as they are on the Project I Final Completion Date and Project II Final Completion

Date, ordinary wear and tear excepted, and fit to be used for their intended use in accordance with the practices generally recognized as then acceptable by other companies in its industry, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other reasonable action necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

         (b) If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, at Tenant's sole cost and expense, promptly after receiving a notice thereof, correct such condition from the party entitled to make such demand, and either
(A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

         13.     Alterations and Improvements.

         (a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender, to make (i) non-structural Alterations to the Leased Premises, (ii) structural Alterations or a series of related structural Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $1,000,000 or, with respect to Alterations to any "clean room" test area in Buildings 2, 3 or 4 and any "process laboratory" in Buildings 2, 3 and 4, $2,500,000, (iii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $1,000,000 or, with respect to Alterations to any "clean room" test area in Buildings 2, 3 and 4 and any "process laboratory" in Buildings 2, 3 and 4 $2,500,000, and (iv) the Alterations identified in Schedule 2 attached hereto, so long as at the time of construction or installation of any such Equipment or Alterations pursuant to clauses (i) through (iv) no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby and no such Alterations shall be permitted under this Paragraph 13 with respect to the Project II Improvements until the Project II Final Completion Date. If the cost of any structural Alterations, series of related structural Alterations, Equipment or accessions thereto is in excess of $1,000,000 or, with respect to Alterations to any "clean room" test area in Buildings 2, 3 or 4 and any "process laboratory" in Buildings 2, 3 or 4, $2,500,000, the prior written approval of Lender shall be required, such approval not to be unreasonably withheld, delayed or conditioned, but may be withheld if an Event of Default exists and remains uncured. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender.

         (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or Paragraph 36 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work"), whether or not Landlord's or Lender's consent is required, then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the Insurance Requirements, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life so as not to diminish the value of the Improvements, (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work that constitutes part of the Leased Premises shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraph 19(a), whether or not such Work involves restoration of the Leased Premises.

         14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) comply with any Legal Requirement, (c) discharge or remove any lien referred to in Paragraph 11 or 13 or (d) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as at the time of such contest no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any material interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied or (vi) the enforcement or execution of any injunction, order or Legal Requirement with respect to the Permitted Violation. Tenant shall provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security (if any) is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by Law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord or Lender to the risk of any civil or criminal liability.

         15.     Indemnification.

         (a) Tenant shall pay, protect, indemnify, save and hold harmless Landlord, Lender, its officers, directors, shareholders, employees and trustees and all other Persons described in Paragraph 30 (each an "Indemnitee") from and against any and all liabilities, obligations, fines, losses, damages (including punitive damages), penalties, Costs, causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, use, non-use, occupancy, operation, condition, design, construction, maintenance, repair or restoration of the Leased Premises or Adjoining Property, (ii) any casualty in any manner arising from the Leased Premises or Adjoining Property, whether or not Landlord has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or (iv) any alleged, threatened or actual Environmental Violation, however immaterial, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity, but excluding in all cases any and all liabilities, losses, damages (including punitive damages), penalties, costs, causes of action, suits, claims, demands or judgments caused by the gross negligence or willful misconduct of any Indemnitee.

         (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, such Indemnitee may either (i) retain its own counsel and defend such action (it being understood that Tenant may employ counsel of its choice to monitor the defense of any such action) or (ii) notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant.

         (c) The obligations of Tenant under this Paragraph 15 shall survive any termination or expiration of this Lease.

         16.     Insurance.

         (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

                 (i) Insurance against physical loss or damage to the Improvements and Equipment as provided under a standard "All Risk" property policy including but not limited to flood (if the Leased Premises is in a flood zone) in amounts not less than the actual replacement cost of the Improvements and Equipment. Such policies shall contain replacement cost and agreed amount endorsements and shall contain deductibles not more than $50,000.00 per occurrence. Tenant shall maintain earthquake insurance for the Improvements and Equipment in an amount equal to the product of full replacement cost of the Improvements multiplied by the Probable Maximum Loss of the Improvements determined every four (4) years by a seismic engineer mutually acceptable to Landlord and Tenant with a deductible of not more than 25% of the product of the full replacement cost of the Improvements multiplied by the Probable Maximum Loss, provided, however, that in the event of a substantial change in the availability or cost of earthquake coverage Landlord and Tenant shall in good faith negotiate a different amount or a different deductible or other different terms of such insurance (subject to the consent of Lender), taking into account the cost and availability of such insurance and the objective of reasonably protecting the interests of Landlord and Lender.

                 (ii) Commercial General Liability Insurance against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate including but not limited to Incidental Medical Malpractice, Garagekeepers Liability, Host Liquor Liability, Non-Owned and Hired Automobile Liability and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

                 (iii) Workers' Compensation Insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Workers' Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State.

                 (iv) Comprehensive Boiler and Machinery Insurance on any of the Equipment or any other equipment on or in the Leased Premises including but not limited to Service Interruption, Expediting Expenses, Ammonia Contamination, Hazardous Clean-Up and Comprehensive Object Definition, in an amount not less than $1,000,000 for damage to property, bodily injury or death resulting from such covered perils as found in a standard Comprehensive Boiler and Machinery Policy. Such policies may contain a deductible not in excess of $50,000.

                 (v) Business Income/Interruption Insurance to include Loss of Rents on an Actual Loss Sustained basis with a period of indemnity not less than one year from the time of loss. Such insurance shall name Landlord and Lender as "loss payee" solely with respect to Rent payable to or for the benefit of Landlord under this Lease.

                 (vi) During construction of the Project I Improvements and the Project II Improvements and during any period in which substantial Alterations at the Leased Premises are being undertaken, Builder's Risk insurance covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require and General Liability, Workers' Compensation and Automobile Liability Insurance with respect to the Improvements being constructed, altered or repaired.

                 (vii) Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size and use to the Leased Premises.

         (b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of A:X or above and are admitted in, and approved to write insurance policies by the State Insurance Department for, the State. The insurance policies (i) shall be for such terms as Landlord may reasonably approve, (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof and (iii) shall (except for the worker's compensation insurance referred to in Paragraph 16(a)(iii) hereof) name Landlord, Tenant and Lender as additional insureds or loss payees, as their respective interests may appear. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord of Lender, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and Lender.

         (c) Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be canceled, substantially modified or allowed to lapse on any renewal date except after sixty (60) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

         (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due prior to the expiration date of such policy, and shall promptly deliver to Landlord each original policy or a duplicate thereof.

         (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that such policies shall provide for a reserved amount thereunder with respect to the Leased Premises sufficient to assure that the amount of insurance required by this Paragraph 16 will be available notwithstanding any losses with respect to other property covered by such blanket policies. The amount of the total insurance allocated to the Leased Premises, which amount shall be not less than the amounts required pursuant to this Paragraph 16, shall be specified either (i) in each such "blanket" or umbrella policy or (ii) in a written statement, which Tenant shall deliver to Landlord and Lender, from the insurer thereunder. The original or a certified copy of each such "blanket" or umbrella policy shall promptly be delivered to Landlord and Lender.

         (f) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

         (g) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as loss payee or additional insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord and Lender of such separate insurance and shall deliver to Landlord and Lender copies of the policies therefor.

         (h) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and Lender and shall contain full waivers of subrogation against the Landlord and Lender.

         (i) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                 (i) Except for proceeds payable to a Person other than Landlord, Tenant or Lender and, so long as no Event of Default exists and remains uncured, proceeds of less than $1,000,000, all proceeds of insurance required under clauses (ii), (iv) and (vii) of Paragraph 16(a) and proceeds attributable to the general liability coverage provisions of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to Landlord or, if required by the Mortgage or requested by Lender pursuant to the Mortgage, to Lender. All proceeds of insurance required under clause (v) of Paragraph 16(a) shall be payable to Landlord or, if required by the Mortgage, to Lender.

                 (ii) Proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause
         (vi) of Paragraph 16(a) shall be payable as follows:

                          (A)     In the event of a Casualty that is a
                 Termination Event for which a Termination Notice has been given under Paragraph 18(a), the proceeds shall be payable to Landlord or, if required by the Mortgage or requested by Lender pursuant to the Mortgage, to Lender. Landlord shall retain or apply the Net Award in accordance with the provisions of Paragraphs 18 and 20.

                          (B) In the event of a Casualty that is not a Termination Event where the proceeds exceed $1,000,000, the proceeds shall be payable to Landlord or, if required by the Mortgage or requested by Lender pursuant to the Mortgage, to Lender. Landlord shall apply the Net Award in accordance with the provisions of Paragraph 19.

                          (C) In the event of a Casualty that is not a Termination Event where the proceeds are equal to or less than $1,000,000 and provided no Event of Default exists and is continuing, and no fact or condition exists which with the lapse of time or giving of notice, or both, would in Landlord's or Lender's judgment constitute an Event of Default, at the time such proceeds are paid, the Net Award shall be payable to Tenant. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease. If an Event of Default exists and is continuing or a fact or condition exists which with the lapse of time or giving of notice, or both, would in Landlord's or Lender's judgment constitute an Event of Default, all proceeds shall be payable to Landlord or Lender.

                 (iii) In the event that Tenant is listed as a payee on a check from an insurance carrier for insurance proceeds which subparagraphs (i) and (ii) provide are to be payable to Landlord, Lender or another party or parties, Tenant shall cooperate by promptly endorsing said check over to the party to whom the proceeds are to be payable under subparagraphs (i) or (ii). Tenant hereby appoints each of Landlord or Lender as Tenant's attorneys-in-fact to endorse any such check.

         17.     Casualty and Condemnation.

         (a) If any Casualty occurs the insurance proceeds for which is reasonably estimated by Tenant to be equal to or in excess of One Hundred Thousand Dollars ($100,000), Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists, and subject to the provisions of Paragraph 16(i)(ii), Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord and Lender all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord and Lender shall have the right to join with Tenant therein. Any adjustment, settlement or compromise of any such claim in excess of $1,000,000 shall be subject to the prior written approval of Landlord and Lender, which shall not be unreasonably withheld, conditioned or delayed and Landlord and Lender shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any claim or to participate with Landlord or Lender in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord or Lender, all proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies in excess of $1,000,000 and return of unearned premiums, directly to Landlord or, if required by the Mortgage or requested by Lender pursuant to the Mortgage, to Lender instead of to

Landlord or Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor.

         (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord and Lender shall have the right to join with Tenant therein. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord and Lender which shall not be unreasonably withheld, conditioned or delayed.
If an Event of Default exists, Landlord and Lender shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord and Lender in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord and Lender any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as
(i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder.

         (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations, except as provided in Paragraph 17(d) and 19(c). Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the Leased Premises as nearly as practicable to their value, condition and character immediately prior to such event. Upon the receipt by Landlord of the entire Net Award of such Partial Casualty or Partial Condemnation, Landlord shall make such Net Award available to Tenant for restoration in accordance with and subject to the provisions of Paragraph 19(a). If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

         (d) In the event of a Requisition of any of the Leased Premises, if any Net Award payable by reason of such Requisition is retained by Landlord or Lender, each installment of Basic Rent payable on or after the date on which the Net Award is paid to Landlord shall be reduced by a fraction, the denominator of which shall be the total amount of all Basic Rent due from such date to and including the last day of the Term (calculated on the basis of the Basic Rent in effect as of the date of the Requisition) and the numerator of which shall be the amount of such Net Award retained by Landlord. Upon the expiration of the Term, any portion of such Net Award which shall not have been previously credited to Tenant shall be retained by Landlord.

         18.     Termination Events.

         (a) If (i) the Leased Premises shall be taken by a Taking or (ii) any substantial portion of the Leased Premises shall be taken by a Taking or all or any substantial portion of the Leased Premises shall be damaged or destroyed by a Casualty and, in such case, Tenant certifies to Landlord that it will forever abandon operations at the Leased Premises (each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a "Termination Event"), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within thirty
(30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord and Lender written notice of the Tenant's option to terminate this Lease (a "Termination Notice") in the form described in Paragraph 18(b).

         (b) A Termination Notice shall contain (i) notice of Tenant's intention to terminate this Lease on the first Basic Rent Payment Date which occurs at least ninety (90) days after the Fair Market Value Date (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to purchase the Leased Premises for an amount equal to the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine the Fair Market Value of the Leased Premises.

         (c) If Landlord shall reject such offer to purchase the Leased Premises by written notice to Tenant (a "Rejection"), which Rejection shall contain the written consent of Lender, not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen on or prior to the Termination Date (collectively, "Remaining Obligations") on the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent

Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder shall terminate except for any Surviving Obligations, (ii) Tenant shall promptly vacate and shall have no further right, title or interest in or to any of the Leased Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate as provided above, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then on the Termination Date Tenant shall assign to Landlord all of its right, title and interest, if any, in and to the Net Award.

         (d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord (or Lender if the Mortgage requires or permits Lender to so require) the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall (i) convey to Tenant the Leased Premises or the remaining portion thereof, if any, and (ii) pay to or assign to Tenant its entire interest in and to the Net Award, all in accordance with Paragraph 20.

         19.     Restoration; Reduction of Rent.

         (a) So long as no Event of Default, or fact or condition which with the lapse of time or giving of notice or both would, in the judgment of Landlord or Lender, constitute an Event of Default, exists, any Net Award up to and including $1,000,000 shall be paid directly to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award in excess of $1,000,000 shall be made available by Landlord to Tenant for the restoration of any of the Leased Premises, and Landlord (or Lender if required by any Mortgage or if the Mortgage permits Lender to so require) shall hold such Net Award in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

                 (i) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord and Lender, such approval not to be unreasonably withheld, conditioned or delayed and (B) Landlord and Lender shall, upon reasonable request and based upon a review of the contractor's and prime subcontractors' credit, be provided with acceptable performance bonds which insure satisfactory completion of the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees;

                 (ii) at the time of any disbursement, no Event of Default, or fact or condition which with the giving of notice or lapse of time or both would, in the judgment of Landlord or Lender, constitute an Event of Default shall exist and any mechanics' or materialmen's liens filed against any of the Leased Premises shall have been insured over or covered by a bond;

                 (iii) disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors' and subcontractors' sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord and Lender can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

                 (iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president or the chief financial officer of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

                 (v) Landlord or Lender may retain ten percent (10%) of the Restoration Fund until the restoration is fully completed;

                 (vi) if the Restoration Fund is held by Lender it may be commingled with Lender's other funds and shall bear interest unless otherwise required by Lender; if it is held by Landlord it shall be commingled with Landlord's other funds and shall bear interest at the best available interest rate; and

                 (vii) such other reasonable conditions to insure timely, lien free completion of the restoration as Landlord or Lender may impose.

         (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by Landlord or if required by a Mortgage, by Lender, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord or if required by a Mortgage or by Lender pursuant to the terms of a Mortgage, to Lender to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

         (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum (the "Remaining Sum") shall be retained by Landlord or, if required by a Note or Mortgage or by Lender pursuant to the terms of a Note or Mortgage, paid by Landlord to a Lender. If the Remaining Sum is (i) retained by Landlord, each installment of Basic Rent payable on or after the Retention Date shall be reduced by a fraction, the denominator of which shall be the total amount of all Basic Rent due from such date to and including the last Basic Rent Payment Date for the then existing Term calculated on the basis of the Basic Rent then in effect and taking into account any applicable adjustments under Paragraphs 1(c)(i) and 1(c)(ii) of Exhibit D and the numerator of which shall be the Remaining Sum, or (ii) paid to Lender, then each installment of Basic Rent thereafter payable shall be reduced in the same amount as payments are reduced under any Note as if the Loan were reamortized to reflect such payment, in each case until such Remaining Sum has been applied in full or until the Term has expired, whichever occurs first. Landlord agrees that if the terms of a Note or Mortgage permit partial prepayment of the principal balance of the Loan without premium or penalty and, in such event, require the Lender to thereupon reamortize the Loan, Landlord shall pay any Remaining Sum to Lender as a partial prepayment of the Loan and clause (ii) of this Paragraph 19(c) shall apply. Upon the expiration of the Term, any portion of the Remaining Sum which has not been so applied shall be retained by Landlord.

         20.     Procedures Upon Purchase.

         (a) If the Leased Premises is purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

         (b) Upon the date fixed for any such purchase of the Leased Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), through an appropriate escrow, Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations; and further provided, that if any event has occurred which, in Landlord's reasonable judgment, is likely to subject any Indemnitee to any liability which Tenant is required to indemnify against pursuant to Paragraph 15, then an amount shall be deducted from the Net Award which, in Landlord's reasonable judgment, is sufficient to satisfy such liability, which amount shall be deposited in an escrow account with a financial institution reasonably satisfactory to Landlord and Tenant on terms reasonably satisfactory to Landlord and Tenant pending resolution of such matter. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any Surviving Obligations.

         (c) If the Tenant shall cause completion of such purchase to be delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) at Landlord's sole option, Fair Market Value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination. Landlord shall not be deemed to have caused completion of such purchase to be delayed if it in good faith disputes the process or methodology for determining Fair Market Value.

         (d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord.

         21.     Assignment and Subletting; Prohibition against Leasehold
                 Financing.

         (a) Tenant shall have the right so long as no Event of Default has occurred and is continuing, upon thirty (30) days prior written notice to Landlord and Lender, with no consent of Landlord or Lender being required or necessary ("Preapproved Assignment") to assign this Lease to any Person ("Preapproved Assignee") that is a Subsidiary of Tenant on the date hereof or that, after the date hereof, is a wholly-owned Subsidiary of Tenant or which, whether or not in connection with the transfer or sale of all or substantially all of Tenant's business, immediately following such assignment satisfies all published criteria necessary to obtain a publicly traded unsecured senior debt rating of "A2" or better from Moody's Investors Services, Inc. or a rating of "A" or better from Standard & Poor's Ratings Service, and in the event all of such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Landlord and Lender.

         (b) During the Initial Term, if Tenant desires to assign this Lease to a Person ("Non-Preapproved Assignee") who would not be a Preapproved Assignee ("Non-Preapproved Assignment") then Tenant shall, not less than ninety
(90) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee: (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee no later than the thirtieth (30th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent for any or no reason if such grant or disapproval is based on any of the above-described information. Notwithstanding anything to the contrary contained herein, if the request for consent to a Non-Preapproved Assignment is in connection with the sale by Tenant of all or substantially all of its assets, Landlord and Lender shall be deemed to have consented to the Non-Preapproved Assignment so long as no Event of Default has occurred and is continuing and if, immediately after the assignment, the Non-Preapproved Assignee has, on a pro forma basis, an Adjusted Consolidated Net Worth (as defined in Exhibit "E") of not less than the sum of (x) Fifty-three Million

Dollars ($53,000,000) plus (y) an amount equal to 60% of Tenant's Consolidated Net Income on a cumulative basis for each fiscal quarter in which such Consolidated Net Income is positive, but with no adjustment for each fiscal quarter in which Consolidated Net Income is negative (calculated at the end of each fiscal quarter), commencing with the fiscal quarter of Tenant that commenced on August 1, 1996 and continuing for each quarter to and including the end of the fiscal quarter prior to the fiscal quarter in which the Non-Preapproved Assignment occurs.

         (c) After the Initial Term, if Tenant desires to carry out a Non-Preapproved Assignment, then Tenant shall, not less than fifteen (15) days prior to the date on which it desires to make such Non-Preapproved Assignment, submit to Landlord (and Lender, if Lender's consent to the Non-Preapproved Assignment is required), reasonable information regarding the identity and credit of the Non-Preapproved Assignee. Landlord (and Lender, if applicable) shall review such information and shall, no later than the fifteenth (15th) day following receipt of such information, approve or disapprove the Non-Preapproved Assignee. Such approval shall be deemed given if the net worth of the Non-Preapproved Assignee is greater than or equal to the net worth of the Tenant as shown on its then most recently prepared financial statements, and otherwise such approval shall not be unreasonably withheld, conditioned or delayed.

         (d) If Landlord and Lender withhold consent to the Non-Preapproved Assignment and Tenant desires to complete the Non-Preapproved Assignment, Tenant shall make a rejectable offer (the "Intended Assignment Offer") to purchase the Leased Premises for a purchase price equal to the Offer Amount and to consummate the purchase on the first Basic Rent Payment Date occurring thirty (30) days after the determination of Fair Market Value (the "Intended Assignment Purchase Date"). Notwithstanding the foregoing, if the Intended Assignment Offer is accepted by Landlord and the Non-Preapproved Assignment occurs on a date (the "Assignment Date") that is prior to the Intended Assignment Purchase Date, then on the Assignment Date Tenant shall deposit in escrow with Lender an amount (the "Deposit Amount") equal to one hundred percent (100%) of the sum of the Acquisition Cost and any estimated Prepayment Premium. On the Intended Assignment Purchase Date, Tenant shall increase the Deposit Amount by the amount by which the actual Prepayment Premium exceeds the estimated Prepayment Premium. The Deposit Amount shall be held by and invested by Lender and the Deposit Amount, together with any interest earned thereon, shall be applied on the Intended Assignment Purchase Date to payment of the Offer Amount.

         (e) If Landlord shall reject the Intended Assignment Offer by notice to Tenant, such notice to contain the written consent of Lender to such rejection, no later than the thirtieth (30th) day following receipt of the Intended Assignment Offer by Landlord, then this Lease shall remain in full force and effect and Landlord and Lender shall be deemed to have consented to the

Non-Preapproved Assignment. Nothing provided herein shall constitute a waiver by Landlord of the obligation of Tenant to comply with the requirements of this Paragraph 21(e) if a subsequent Non-Preapproved Assignment arises. No rejection of the Intended Assignment Offer shall be effective for any purpose unless consented to in writing by Lender.

         (f) Unless Landlord shall have rejected the Intended Assignment Offer by the foregoing notice to Tenant not later than the thirtieth (30th) day following receipt of information described in the foregoing Paragraph 21(b) or 21(c), Landlord shall be conclusively presumed to have accepted the Intended Assignment Offer. If the Intended Assignment Offer is accepted by Landlord, Tenant shall pay to Landlord the Offer Amount (less the Deposit Amount and interest thereon paid to Landlord) on the Intended Assignment Purchase Date and, provided that no Rent or any other charge is due and unpaid under this Lease as of the Intended Assignment Purchase Date and Tenant is otherwise in compliance with the terms of this Lease, Landlord shall convey to Tenant the Leased Premises in accordance with the provisions of Paragraph 20 of this Lease.

         (g) Any assignment of Tenant's interest in this Lease by operation of law as a result of any merger or consolidation by Tenant shall be governed by the provisions of Paragraph 1(c) of Exhibit "E".

         (h) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, to enter into one or more subleases that demise, in the aggregate, up to but not in excess of thirty-one percent (31%) of the gross space in the Improvements with no consent or approval of Landlord or Lender being required or necessary ("Preapproved Sublet"). Other than pursuant to a Preapproved Sublet, during the Initial Term, no portion of the Leased Premises shall be subleased during the Term to any other Person without the prior written consent of Landlord and Lender, which consent shall not be unreasonably withheld or delayed, and which consent shall be granted or withheld based on a review of the following criteria as they relate to the proposed sublessee: (1) credit, (2) capital structure, (3) management, (4) operating history and (5) the proposed use of the sublet portion of the Improvements, taking into account factors related to the proposed subtenant's use of the Leased Premises such as environmental concerns. Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their reasonable review of the above-described criteria.

         (i) After the Initial Term, if Tenant desires to sublet any portion of the Leased Premises other than as permitted by the first sentence of Paragraph 21(b) above, then Tenant shall, not less than fifteen (15) days prior to the date on which it desires to enter into such sublease, submit to Landlord and Lender such information as Landlord and Lender reasonably request regarding the identity and credit of the proposed subtenant. Landlord and Lender shall review such information and shall, no later than the fifteenth (15th) day following receipt of such information, approve or disapprove the proposed sublease. Such approval shall be deemed given if the net worth of the proposed subtenant is greater than or equal to the net worth of the Tenant as shown on its then most recently prepared financial statements, and otherwise such approval shall not be unreasonably withheld, conditioned or delayed.

         (j) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, including the obligation to comply with Exhibit "E", by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Leased Premises shall be subject and subordinate to the provisions of this Lease. No assignment or sublease made as permitted by this Paragraph 21 shall affect or reduce any of the obligations of Tenant hereunder or under any document executed by Tenant in favor of or for the benefit of Lender, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

         (k) With respect to any Preapproved Assignment or Preapproved Sublet, Tenant shall provide to Landlord and to Lender legal opinions and other information reasonably required by Landlord and Lender to establish that any proposed Preapproved Assignment or Preapproved Sublet satisfies the criteria set forth above.

         (l) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease consented to by Landlord and Lender , deliver a duplicate original copy thereof to Landlord and Lender which, in the event of an assignment, shall be in recordable form.

         (m) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases hereinafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall have the absolute right at any time during the existence of an Event of Default, upon notice to Tenant and any subtenants, to revoke said license and to collect such rents and sums of money and to retain the same. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord, which consent shall not be unreasonably withheld, nor shall Tenant do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

         (n) Tenant shall have no right or power to grant a mortgage on, or to pledge its leasehold interest in, or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void. Tenant shall not permit any subtenant to mortgage, pledge or otherwise encumber its subleasehold interest in the Leased Premises.

         (o) Subject to Tenant's rights under Paragraph 35, Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party (each a "Third Party Purchaser"), provided, that so long as no Event of Default exists either at the time Landlord enters into an agreement of sale for the purchase of the Leased Premises or on the date of conveyance to a Third Party Purchaser, Landlord shall not sell the Leased Premises to any Person whose primary business is the manufacturing of equipment that makes masks for the semi-conductor industry. In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer and such Third Party Purchaser assumes in writing the obligations of Landlord under this Lease. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

         22.     Events of Default.

         (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this
Lease:

                 (i) a failure by Tenant to make any payment of any Monetary Obligation, regardless of the reason for such failure;

                 (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                 (iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;

                 (iv) a default beyond any applicable cure period or at maturity by Tenant or any Subsidiary of Tenant in any payment of principal or interest on any obligations for borrowed money having an outstanding principal balance of $10,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if a result of such default is to cause such obligation to be accelerated prior to its stated maturity;

                 (v) a default by Tenant or any Subsidiary of Tenant beyond any applicable cure period in the payment of rent under, or in the performance of any other material provision of, any other lease or leases that have, in the aggregate, rental obligations over the terms thereof of $10,000,000 or more in the aggregate if the landlord under any such lease or leases commences to terminate such lease or leases, dispossess Tenant or any Subsidiary or accelerate the rent payable thereunder;

                 (vi) a final, non-appealable judgment or judgments for the payment of money in excess of $10,000,000 (less any amounts payable from the proceeds of insurance) in the aggregate shall be rendered against Tenant or any Subsidiary and the same shall not be payable from the proceeds of insurance and shall remain undischarged, unbonded or unsatisfied for a period of sixty (60) consecutive days;

                 (vii) Tenant shall breach any Covenant or an Intended Transaction or a Non-Preapproved Assignment shall occur and Tenant shall have failed to comply with the provisions of Paragraph 21(d) through (f) or Paragraph 33, as applicable;

                 (viii)  Tenant or any Significant Subsidiary of Tenant shall
         (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

                 (ix) a court shall enter an order, judgment or decree appointing, without the consent of Tenant or any Significant Subsidiary of Tenant, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant or any Significant Subsidiary which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed ninety (90) days after it is entered;

                 (x) the Leased Premises shall have been vacated (i.e., ceased to be operated on a consistent basis) except as permitted under, and subject to the terms and conditions of, Paragraph 38 hereof or the Leased Premises shall have been abandoned;

                 (xi) Tenant or any Significant Subsidiary of Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

                 (xii) the estate or interest of Tenant or any Significant Subsidiary of Tenant in any of the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

                 (xiii) a failure by Tenant, following any notice and an opportunity to cure, to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under any provision of any Assignment or any other document between Tenant and Lender that, as to such Assignment or other document, (A) recites that a breach, violation or misrepresentation by Tenant thereunder will cause a default under the Loan and (B) provides that Lender will give to Tenant any notice of such default that it is required to give to Landlord, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

                 (xiv) a failure by Tenant to maintain in effect any occupancy permit for the Leased Premises or permit required under any Environmental Law;

                 (xv) an Event of Default shall have occurred and be continuing under the Construction Agency Agreement or the Completion Agreement; or

                 (xvi) Tenant shall have failed to occupy Building 4 by August 1, 1999.

         (b) No notice or cure period shall be required in any one or more of the following events: (A) except as otherwise set forth below, the occurrence of an Event of Default under clause (i), (iv), (v), (vi), (vii),
(viii), (ix), (x), (xi), (xii), (xiii), (xv) or (xvi) of Paragraph 22(a); (B) the default consists of a failure to provide any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable non-monetary harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be five (5) days from the date on which notice is given except that if the failure is the failure to pay Basic Rent no notice shall be required and only the five (5) day cure period shall be applicable, but in any event Landlord shall not be obligated to allow any cure period for or, if required, give notice of, any such default more than twice within any Lease Year. If the default consists of a default under clauses (iv), (v) or (x) the applicable cure period shall be ten (10) days from the date on which notice is given provided that (X) with respect to a default under clause (iv) or (v) Tenant immediately gives to Landlord notice of acceleration or failure to pay at maturity or the exercise of remedies by a landlord or (Y) with respect to a default under clause (x) Tenant immediately give to Landlord notice that it has vacated the Leased Premises. If the default consists of a default under clauses (ii), (iii) or (xiv) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be twenty (20) days from the date on which notice is given or, if the default cannot be cured within such twenty (20) day period, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed one hundred eighty (180) days), provided that Tenant shall commence to cure the default within the said twenty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

         23.     Remedies and Damages Upon Default.

         (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to the extent permitted by applicable law, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

                 (i) Landlord may give Tenant notice of Landlord's intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may re-enter and repossess the Leased Premises, with or without legal process, by peaceably entering the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraph 23(c).

                 (ii) After repossession of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(c).

                 (iii) To the extent permitted by applicable law, Landlord may, upon notice to Tenant, require Tenant to make an irrevocable offer to terminate this Lease upon payment to Landlord of an amount (the "Default Termination Amount") specified in the next sentence. The "Default Termination Amount" shall be the greater of (A) the Fair Market Value of the Leased Premises, or (B) the Acquisition Cost and the Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount. Upon such notice to Tenant, Tenant shall be deemed to have made such offer and shall, if requested by Landlord, within ten (10) days following such request deposit with Landlord as payment against the Default Termination Amount the amount described in (B) above, and Landlord and Tenant shall promptly commence to determine Fair Market Value. Within thirty (30) days after the Fair Market Value Date, Landlord shall accept or reject such offer. If Landlord accepts such offer then, on the tenth (10th) business day after such acceptance, Tenant shall pay to Landlord the Default Termination Amount and, at the request of Tenant, Landlord will convey the Leased Premises to Tenant or its designee in accordance with Paragraph 20. Any rejection by Landlord of such offer (which rejection shall have been consented to in writing by Lender) shall have no effect on any other remedy Landlord may have under this Lease.

         (b) In addition to its other rights under this Lease, Landlord has the remedy described in California Civil Code Section 1951.4 which provides substantially as follows: Landlord may continue the Lease in effect after Tenant's breach and abandonment and recover the Rent as it becomes due. In accordance with California Civil Code Section 1951.4 (or any successor statute), Tenant acknowledges that in the event Tenant breaches this Lease and abandons the Leased Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession, and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. Tenant acknowledges that the limitations on subletting and assignment set forth in Paragraph 21 are reasonable. Acts of maintenance or preservation or efforts to relet the Leased Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession.

         (c) If Landlord elects to terminate this Lease upon the occurrence of an Event of Default, Landlord may collect from Tenant damages computed in accordance with the following provisions in addition to Landlord's other remedies under this Lease:

                 (i) the worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

                 (ii) the worth at the time of award of the amount by which any unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

                 (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, plus

                 (iv) any other reasonable Cost necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease, including out of pocket costs incurred by Lender, or which in the ordinary course of things would be likely to result therefrom including, without limitation, brokerage commissions, the cost of repairing and reletting the Leased Premises and reasonable attorneys' fees; plus

                 (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable state law. Damages shall be due and payable from the date of termination.

         (d) For purposes of clauses (i) and (ii) of Paragraph 23(c), the "worth at the time of award" shall be computed by adding interest at the Default Rate to the past due Rent. For the purposes of clause (iii) of Paragraph 23(c), the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

         (e) Landlord shall be entitled to apply the Security Deposit to any amounts due under Paragraph 23(c) if this Lease shall be terminated, or, if this Lease shall remain in full force and effect, to any amounts due under Paragraph 23(b) or in the following order: (i) to past due Basic Rent, (ii) to other Monetary Obligations then due and owing and (iii) to installments of Basic Rent in inverse order of maturity commencing with the last installment of the Term.

         (f) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

         (g) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

         (h) No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

         (i) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD HEREUNDER, TENANT WAIVES ANY RIGHT TO A TRIAL BY JURY. Tenant agrees that this Lease constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure Section 631 and Tenant does hereby appoint

Landlord its true and lawful attorney-in-fact, which appointment is coupled with an interest, and Tenant does hereby authorize and empower Landlord, in the name, place and stead of Tenant, to file this Lease with the clerk or judge of any court of competent jurisdiction as statutory written consent to waiver of trial by jury.

         (j) During the existence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

         (k) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

         (l) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

         (m) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

         24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service, addressed to the other party at its address stated on page 1 of this Lease. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith Shaw & McClay, 2500 One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

         25. Estoppel Certificate. At any time upon not less than ten (10) days' prior written request by any of Landlord, Tenant or Lender (the "Requesting Party") to Landlord or Tenant, as applicable, (the "Responding Party"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant or Tenant's ability to perform its obligations under this Lease. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

         26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

         27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

         28.     Books and Records.

         (a) Tenant shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon not less than 48 hours notice to Tenant (except that if an Event of Default exists no notice shall be required), to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant and its independent accountants, at such reasonable times as may be requested by Landlord. Upon the request of Lender (either telephonically or in writing), Tenant shall provide to Lender (with a copy to Landlord) such other information as Lender shall reasonably request.

         (b)     Tenant shall deliver to Landlord and to Lender within ninety
(90) days of the close of each fiscal year, annual audited financial statements of Tenant and its consolidated Subsidiaries prepared by nationally recognized independent certified public accountants. Tenant shall also furnish to Landlord and Lender within forty-five (45) days of the close of each of the remaining three (3) fiscal quarters unaudited financial statements of Tenant, certified by Tenant's chief financial officer, and all other quarterly reports of Tenant, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements of Tenant shall be prepared in accordance with GAAP (as defined in Exhibit "E" hereto) consistently applied. All annual financial statements shall be accompanied (x) by an opinion of said accountants stating that (1) there are no qualifications as to the scope of the audit and (2) the audit was performed in accordance with GAAP and (y) by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (i) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (ii) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

         (c) Landlord and its agents, accountants and attorneys, shall consider and treat on a confidential basis (i) any information contained in the books and records of Tenant, (ii) any copies of any books and records of Tenant, and any financial statements of Tenant pursuant to Paragraph 28(b) which are delivered to or received by them. Neither Landlord nor its agents, accountants and attorneys, shall disclose any information contained in Tenant's books and records nor distribute copies of any of such books and records nor Tenant's financial statements to any other Persons without the prior written consent of the chief operating officer of Tenant.

         (d) The restrictions contained in Paragraph 28(c) shall not prevent disclosure by Landlord of any information in any of the following circumstances:

                 (i) Upon the order of any court or administrative agency to the extent required by such order and not effectively stayed or by appeal or otherwise;

                 (ii) Upon the request, demand or requirement of any regulatory agency or authority having jurisdiction over such party, including the United States Securities and Exchange Commission (whether or not such request or demand has the force of law);

                 (iii) That has been publicly disclosed by Tenant in a press release or other public announcement of general circulation or filed with the United States Securities and Exchange Commission or that has become public through no breach by the recipient of these confidentiality obligations;

                 (iv) To counsel or accountants or other agents for Landlord or counsel or accountants or other agents for such other Person who has agreed to abide by the provisions of Paragraph 28(c);

                 (v) While an Event of Default exists, in connection with the exercise of any right or remedy under this Lease or any other related document;

                 (vi) Independently developed by Landlord to the extent that confidential information provided by Tenant is not used to develop such information;

                 (vii) With respect to financial information and information that Landlord or its attorneys deem to be material in any reporting to the shareholders of Landlord or the shareholders or prospective shareholders (whether through a registered public offering or otherwise) of Landlord's parent company;

                 (viii) In connection with any sale or financing of the Leased Premises, provided that any recipient of such information who is a prospective purchaser of the Leased Premises (except for a purchaser that purchases all or substantially all of the assets of Landlord's parent company) shall agree to be bound by the terms of Paragraph 28(c);

                 (ix) From Landlord to Lender or to any prospective purchaser of the Leased Premises or to the National Association of Insurance Commissioners; or

                 (x)  As otherwise required by Law.

         29.     Determination of Value.

         (a) Whenever a determination of Fair Market Value or Fair Market Rental Value is required pursuant to any provision of this Lease, such Fair Market Value or Fair Market Rental Value shall be determined in accordance with the following procedure:

                 (i) Landlord and Tenant shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the "Applicable Initial Date") on which (A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Leased Premises pursuant to Paragraph 18, (B) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c), (C) Landlord provides Tenant with notice of Landlord's intention to require Tenant to make an offer to terminate this Lease pursuant to Paragraph 23(a)(iii), (D) Tenant provides Landlord with an Intended Assignment Offer under Paragraph 21(d), (E) the date on which Landlord accepts Tenant's offer pursuant to Paragraph 33(c), (F) the date on which Landlord accepts the Third Party Purchaser's offer pursuant to Paragraph 35(c) and (G) the date on which Landlord accepts Tenant's offer pursuant to Paragraph 38(d). Landlord and Tenant shall endeavor to agree on Fair Market Rental Value on the date (also, an "Applicable Initial Date") which is six
         (6) calendar months prior to the expiration of the then current Term unless Tenant has previously exercised its option pursuant to Paragraph 5(b) not to have the Term automatically extended. Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value or Fair Market Rental Value, as the case may be.

                 (ii) If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days thereafter, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value or Fair Market Rental Value, as the case may be, based on an appraisal made by each of them as of the Relevant Date. If such two appraisers shall agree upon a Fair Market Value or Fair Market Rental Value, as the case may be, the amount of such Fair Market Value or Fair Market Rental Value, as the case may be, as so agreed shall be binding and conclusive.

                 (iii) If such two appraisers shall be unable to agree upon a Fair Market Value or Fair Market Rental Value, as the case may be, within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value or Fair Market Rental Value, as the case may be, and shall select a third appraiser to make the determination of Fair Market Value or Fair Market Rental Value, as the case may be, which determination as to the selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

                 (iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value or Fair Market Rental Value, as the case may be, within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with notice to the other party), be appointed by the President or Chairman of the American Arbitration Association in San Francisco, California. The determination of Fair Market Value or Fair Market Rental Value, as the case may be, made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                 (v) Fair Market Value or Fair Market Rental Value, as the case may be, shall be the average of the determination of Fair Market Value or Fair Market Rental Value, as the case may be, made by the third appraiser and the determination of Fair Market Value or Fair Market Rental Value, as the case may be, made by the appraiser (pursuant to Paragraph 29(a)(iii) hereof) whose determination of Fair Market Value or Fair Market Rental Value, as the case may be, is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

                 (vi) All appraisers selected or appointed pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the methodology for determining Fair Market Value set forth in Paragraph 29(c) or the methodology for determining Fair Market Rental Value as set forth in Paragraph 29(d), and (D) be registered in the State if the State provides for or requires such registration. The Cost of the procedure described in this Paragraph 29(a) above shall be borne equally by Landlord and Tenant, except that the Cost with respect to the appraisals performed under Paragraphs 21, 23, 33 or 38 shall be paid by Tenant and the Cost with respect to the appraisals performed under Paragraph 35 shall be paid by the Third Party Purchaser.

         (b) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made. If, by virtue of any delay, Fair Market Rental Value is not determined by the expiration or termination of the then current Term, then until Fair Market Rental Value is determined, Tenant shall continue to pay Basic Rent during the succeeding Renewal Term in the same amount which it was obligated under this Lease to pay prior to the commencement of the Renewal Term. When Fair Market Rental Value is determined, the appropriate Basic Rent shall be calculated retroactive to the commencement of the Renewal Term and Tenant shall either receive a refund from Landlord (in the case of an overpayment) or shall pay any deficiency to Landlord (in the case of an underpayment).

         (c) Fair Market Value shall be determined as follows: The appraisers shall add (i) the present value of the Rent for the remaining Term, (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker) based on the creditworthiness of Tenant and (ii) the present value of the Fair Market Value of the Leased Premises as of the end of the then current Term (without necessarily making any assumption as to whether the Tenant will or will not exercise any remaining options), using a yield rate required by investors for property having similar characteristics, without consideration given to Tenant's credit rating or creditworthiness. In determining the value under
(ii),
the appraisers shall, insofar as possible, consider properties having similar characteristics and in reasonable proximity to the Leased Premises, but the appraisers shall not be precluded from considering properties that do not have "clean" rooms, properties that are (or are not) located in Hayward, California or properties having a different use than the Leased Premises. The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with all provisions of the Lease, and that Tenant has not violated (and will not violate) any of the Covenants.

         (d) In determining Fair Market Rental Value, the appraisers shall determine the amount that a willing tenant would pay, and a willing landlord of a building having similar characteristics and in reasonable proximity to the Leased Premises would accept, at arm's length, taking into account: (a) the age, quality, and condition of the Improvements; (b) that the Leased Premises may be leased as a whole or substantially as a whole to a single user or leased to multiple users; (c) a lease term of five (5) years; (d) an absolute triple net lease; and (e) such other items that professional real estate appraisers customarily consider. In determining Fair Market Rental Value, the appraisers shall, insofar as possible, consider properties having similar characteristics and in reasonable proximity to the Leased Premises, but the appraisers shall not be precluded from considering properties that do not have "clean" rooms, properties that are (or are not) located in Hayward, California or properties having a different use than the Leased Premises.

         30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, officer, general partner, shareholder, member, limited partner, advisor, employee or agent of Landlord or any general partner of Landlord or any of its general partners (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord or any of its general partners, shareholders, officers, directors, advisors, employees or agents, either directly or through Landlord or its general partners, shareholders, officers, directors, advisors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (d) any other Person (including W.P. Carey Incorporated) affiliated with any of the foregoing, or any director, officer, advisor, employee or agent of any thereof.

         31.     Financing.

         (a) Tenant covenants and agrees that it shall pay all reasonable costs and expenses incurred by Landlord in refinancing the Initial Loan, including the cost of any mortgage broker's fees, "points" or commitment fees payable to the Lender, survey, title and environmental costs and costs of Landlord's and Lender's counsel. Payment of such costs shall be made within ten (10) days following receipt of a written request from Landlord accompanied by invoices for the amounts requested.

         (b) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant's obligations under this Lease.

         (c) Except as provided in Paragraph 31(a) above, Tenant shall not be responsible for any fees or expenses associated with any of the transactions contemplated by this Paragraph 31. Landlord shall reimburse Tenant for all reasonable costs and expenses incurred by Tenant in carrying out its obligations under this Paragraph 31 other than as provided in the foregoing Paragraph 31(a).

         32. Subordination. This Lease and Tenant's interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant's rights hereunder unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof all as set forth in a Subordination, Non-Disturbance and Attornment Agreement in form and substance reasonably satisfactory to Tenant.

         33.     Financial Covenants; Covenant Breach Offer.

         (a) Until the expiration of the Initial Term, Tenant hereby covenants and agrees to comply with all the covenants and agreements (the "Covenants") described in Paragraphs 1 through 3 in Exhibit "E" hereto.

         (b) If (i) Tenant intends to take any action or, with respect to Paragraph 1(b) of Exhibit "E", has knowledge that such action is intended to be taken by another Person, or such action occurs (such action, an "Intended Transaction") that would result in a breach of any Covenant set forth in Paragraphs 1 or 2 of Exhibit "E" attached hereto or (ii) Tenant becomes aware that the Covenant set forth in Paragraph 3 of Exhibit "E" will be or has been breached (a "Covenant Breach"), then, not later than ninety (90) days prior to the Intended Transaction or the date on which Tenant obtains knowledge of any such action, in the case of (i) above, or immediately upon becoming aware that a Covenant Breach will occur or has occurred, in the case of (ii) above, Tenant shall submit to Landlord and Lender a description thereof specifying the Intended Transaction or the Covenant Breach, as the case may be, together with a rejectable offer of Tenant to purchase the Leased Premises (as required by, and in accordance with, the provisions of this Paragraph 33) and, if such offer is accepted by Landlord, Tenant shall purchase the Leased Premises within the time prescribed for such purchase (as provided in this Paragraph 33) and otherwise in accordance with the provisions of Paragraph 20 of this Lease.

         (c) Tenant shall make an offer to purchase the Leased Premises no later than the date (the "Intended Transaction Closing Date") on which the Intended Transaction will occur (or, in the case of a Covenant Breach, no later than the earlier of ninety (90) days from the date Tenant becomes aware that a Covenant Breach has occurred or will occur) for a purchase price equal to the Offer Amount.

         (d) If Landlord shall reject such offer by notice to Tenant, such notice to contain the written consent of Lender to such rejection, not later than the thirtieth (30th) day following receipt of such offer by Landlord, then the Lease shall remain in full force and effect and the Intended Transaction or Covenant Breach, as the case may be, shall be deemed waived or acceptable by Landlord and Lender, respectively, and the waiver or acceptance shall remain in effect for the balance of the Term with respect to the specific Intended Transaction or specific set of facts giving rise to the Covenant Breach only. No rejection of an offer under this Paragraph 33 shall be effective for any purpose unless consented to in writing by Lender.

         (e) Unless Landlord shall have rejected such offer by the foregoing notice to Tenant not later than the thirtieth (30th) day following receipt of Tenant's offer by Landlord, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord, Tenant shall pay to Landlord the Offer Amount on the Intended Transaction Closing Date (except that if the Fair Market Value of the Leased

Premises shall not yet have been determined, Tenant shall pay to Landlord an amount equal to the Deposit Amount on the Intended Transaction Closing Date and any excess of the Fair Market Value of the Leased Premises over such sum shall be paid by Tenant to Landlord within ten (10) days of the determination of such Fair Market Value) and, provided that no Rent or any other charge is due and unpaid under this Lease as of the Intended Transaction Closing Date, and Tenant is otherwise in compliance with the terms of this Lease, Landlord shall convey to Tenant the Leased Premises in accordance with the provisions of Paragraph 20.

         (f) Notwithstanding the foregoing, and only with respect to offers made solely in anticipation of an Intended Transaction or a Covenant Breach which Tenant anticipates will occur, if Tenant determines that the Intended Transaction or Covenant Breach will not occur, Tenant shall have the right to revoke its offer to purchase the Leased Premises by notice to Landlord received not later than fifteen (15) days prior to the anticipated Intended Transaction Closing Date (TIME BEING OF THE ESSENCE), provided that Tenant shall be obligated to pay all Costs of Landlord and Lender reasonably incurred as a result of the offer made by Tenant pursuant to this Paragraph 33. Nothing provided herein shall constitute a waiver by Landlord of the obligation of Tenant to comply with the requirements of this Paragraph 33 if a subsequent Covenant Breach or subsequent Intended Transaction will occur or occurs.

         34. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for Federal income tax purposes. For Federal income tax purposes each shall treat this Lease as a true lease with Landlord as the owner of the Leased Premises and Tenant as the lessee of such Leased Premises including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises, (2) Tenant reporting its Rent payments as a business expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

         35.     Right of First Refusal.

         (a) Except as otherwise provided in clause (e) of this Paragraph 35, and provided an Event of Default does not then exist, prior to selling the Leased Premises to any Third Party Purchaser, if Landlord shall enter into a contract for the sale of the Leased Premises with a Third Party Purchaser, (i) such contract shall be conditioned upon Tenant's failure to exercise its right under this Paragraph 35 and (ii) Landlord shall give written notice to Tenant of the contract for sale, together with a copy of the executed offer or contract and the name and business address of the Third Party Purchaser.

         (b) For a period of thirty (30) days following receipt of such notice, Tenant shall have the right and option, exercisable by written notice to Landlord given within said thirty (30) day period, to elect to purchase the Leased Premises at the purchase price and upon all the terms and conditions set forth in such contract for sale except that no contingencies contained in such contract for sale as to environmental assessments, engineering studies, inspection of the Leased Premises, sale of other property, state of the title to or encumbrances on the Leased Premises which pertains to any exception of title created by, or suffered to exist by, Tenant, or any other condition or contingency to the Third Party Purchaser's obligation to purchase the Leased Premises which pertains to the condition of the Leased Premises, shall apply to Tenant's obligation to purchase the Leased Premises under this Paragraph 35, and Tenant shall be obligated to purchase the Leased Premises without any such condition or contingency.

         (c) If at the expiration of the aforesaid thirty (30) day period Tenant shall have failed to exercise the aforesaid option, Landlord may sell the Leased Premises to such Third Party Purchaser upon the terms set forth in such contract. For the purposes of Paragraph 35(a), the purchase price in any contract to purchase the Leased Premises which is received by Landlord between June 1, 2007 and May 31, 2008 shall be deemed to be "acceptable to Landlord" if such offer (i) is for an amount equal to or greater than the greater of (A) the sum of (1) Fair Market Value (which shall be determined in accordance with the procedure set forth in Paragraph 29 of this Lease, except that references to Tenant in Paragraphs 29(a) and (b) hereof shall mean Third Party Purchaser) and
(2) the Prepayment Premium or (B) the sum of (1) the Acquisition Cost reduced by the principal payments made on the Note to the date of purchase and (2) the Prepayment Premium, (ii) provides that the purchaser pays all costs in connection with such purchase, (iii) provides that such purchase price is payable in cash at the closing of the sale of the Leased Premises and (iv) the closing date for such purchase will occur not later than sixty (60) days following May 31, 2008.

         (d) Except as otherwise specifically provided in the foregoing Paragraph 35(a), the closing date for any purchase of the Leased Premises by Tenant pursuant to this Paragraph 35 shall be on a date designated by Tenant, but not later than (i) ninety (90) days after the date of Tenant's notice to Landlord of its intention to purchase the Leased Premises upon the terms of the contract for sale with a Third Party Purchaser or (ii) the closing date provided in such contract for sale. At such closing Landlord shall convey the Leased Premises to Tenant in accordance with, and Tenant shall pay to Landlord the purchase price and other consideration set forth in, the applicable offer or contract.

         (e) Tenant shall have the right during the Term to exercise the foregoing right of first refusal upon each proposed sale of the Leased Premises prior to May 31, 2008; provided, that if, following compliance with the procedure described in this

Paragraph 35, a Third Party Purchaser does not purchase the Leased Premises, such event shall not count as an exercise of Tenant's right of first refusal. NOTWITHSTANDING ANYTHING TO THE CONTRARY, IF TENANT FAILS TO EXERCISE THE RIGHT OF FIRST REFUSAL BY MAY 31, 2008, OR IF THIS LEASE TERMINATES OR THE TERM EXPIRES, SUCH RIGHT SHALL TERMINATE AND BE NULL AND VOID AND OF NO FURTHER FORCE AND EFFECT.

         (f) If Tenant does not exercise its right of first refusal to purchase the Leased Premises and the Leased Premises are transferred to a Third Party Purchaser, Tenant will attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

         (g) The provisions of Paragraph 35(a) shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord's interest in the Leased Premises, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord's interest in the Leased Premises is now or hereafter subject, (iii) any transfer of Landlord's interest in the Leased Premises to a Lender, beneficiary under deed of trust or other holder of a security interest therein by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises to any affiliate of Landlord, Corporate Property Associates 12 Incorporated ("CPA 12") or Corporate Property Associates 14 Incorporated ("CPA 14") or to any entity for whom W.P. Carey & Co., Inc., W.P. Carey Incorporated or any of their affiliates provides material management or investment advice,
(vi) any Person to whom CPA 12 or CPA 14 sell all or substantially all of their assets, (vii) any transfer of the Leased Premises to any of the successors or assigns of any of the Persons referred to in the foregoing clauses (i) through
(vi) or (viii) any transfer, sale or conveyance of any part or all of the interests in Landlord between its members or to any affiliates of Landlord, CPA 12 or CPA 14.

         36.     Financing Major Alterations.

         (a) Should Tenant, during the Term of this Lease, desire to make Alterations to any of the Leased Premises which are not readily removable without causing material damage to the Leased Premises which cannot be repaired and which will cost in excess of Five Hundred Thousand Dollars ($500,000) ("Major Alterations"), Tenant may, prior to the commencement of construction of such Major Alterations, request Landlord (with a copy of such request to Lender) to reimburse the costs thereof to Landlord (the "Alteration Cost") to Tenant, to wit: cost of labor and materials, financing fees, legal fees, survey, title insurance and other normal and customary loan or construction costs.

         (b) Should Landlord agree to reimburse such costs, Landlord and Tenant shall enter into good faith negotiations regarding the execution and delivery of a written agreement of modification of this Lease, which agreement shall provide for the following:

                 (i) payment by Landlord to Tenant of the Alteration Cost within one hundred twenty (120) days of the date of Landlord's agreement to pay the Alteration Cost, or in installment payments as agreed, or on the date of completion of the Major Alterations, whichever shall be the later;

                 (ii) an increase in the annual Basic Rent payable during the Amortization Period (as hereinafter defined) to an amount sufficient to amortize the Alteration Cost ("Total Financing") over a period (the "Amortization Period") which shall be the remainder of the then current Term and, if Tenant so elects, any additional extension periods provided for herein (so long as Tenant shall confirm any such extension periods included in the Amortization Period by a written waiver of its right to give notice of its intention not to renew this Lease prior to the expiration of such extension periods), at such rate of interest and upon such other terms as shall be agreed upon between Landlord and Tenant, but which shall be no less favorable than the prevailing interest rate and terms for unsecured loans in a principal amount equal to the Total Financings for borrowers with credit ratings equivalent to the lesser of Landlord's or Tenant's credit rating at that time; and

                 (iii) such other changes and amendments to this Lease as may be necessary and appropriate in view of such payment of the Alteration Cost by Landlord to Tenant.

         (c) Tenant shall pay all Costs incurred by Landlord in connection with any such modification to this Lease and such financing, including closing costs, brokerage fees, taxes, recording charges and legal fees and expenses.

         (d) If Landlord and Tenant do not reach agreement on Tenant's request to have Landlord finance the Alteration Costs, Tenant shall, subject to the provisions of Paragraph 13 of this Lease, have the right to construct the Major Alterations at Tenant's sole cost and expense. In any event, the construction of the Major Alterations shall be performed in accordance with the provisions of Paragraph 13 hereof and the Major Alterations shall be the property of Landlord and part of the Leased Premises subject to this Lease.

         (e) Nothing contained in this Paragraph 36 shall be construed to modify Paragraph 13 hereof, and the provisions of Paragraph 12 and subparagraphs (i) and (ii) of Paragraph 13(a) shall apply to all Major Alterations made or constructed hereunder, including the requirement for Landlord's consent to Alterations.

         37.     Security Deposit.

         (a) Tenant has delivered to Landlord a security deposit (the "Security Deposit") in the amount of Three Hundred Forty-two Thousand Five Hundred Eighty-one and 25/100 ($342,581.25). If not sooner applied as provided in Paragraph 23(e), the Security Deposit shall be applied (i) to monthly payments of the Basic Rent in reverse order, commencing with the last month of the Initial Term, commencing with the last payment due or (ii) if Tenant purchases the Leased Premises, against Tenant's obligation to pay the Default Termination Amount, Offer Amount or Termination Amount, as the case may be.
The Security Deposit shall be security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein. Landlord shall have the right to commingle the Security Deposit with other funds of Landlord. Anything herein contained to the contrary notwithstanding, the Security Deposit shall be credited against Rent or other obligations of Tenant hereunder.

         (b) Landlord shall have the right to assign to Lender or any other holder of a Mortgage the Security Deposit during the term of the applicable Loan, and the Lender or such other holder of a Mortgage shall have all of the rights of, and shall be subject to the terms of, this Paragraph 37. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be reasonably requested by Landlord and Lender from time to time to acknowledge the assignment of the Security Deposit.

         38.     Right to Vacate; Rejectable Offer Upon Vacation.

         (a) Tenant shall have the right at any time after June 1, 2004 to vacate the Leased Premises; provided that (i) Tenant shall notify Landlord and Lender within ten (10) days after vacation of the Leased Premises by Tenant,
(ii) Tenant shall make reasonable good faith efforts to sublet the Leased Premises, which sublease or subleases which shall be subject to the provisions of Paragraph 21(h) or (i) hereof, as the case may be, and (iii) Tenant shall continue to perform all of its obligations under this Lease, including its obligation to maintain the Leased Premises and to pay all Rent as and when due hereunder.

         (b) If, at any time during the Term, the Leased Premises shall be vacant for twelve (12) consecutive months, Tenant shall, on the first day of the thirteenth (13th) month that Leased Premises are vacant, make an offer (the "Vacation Offer") to purchase the Leased Premises on the first Basic Rent Payment Date occurring thirty (30) days after the determination of Fair Market Value (the "Vacation Purchase Date") for a purchase price equal to the Offer Amount. Promptly upon the delivery to Landlord of the Vacation Offer, Landlord and Tenant shall commence to determine the Fair Market Value of the Leased Premises.

         (c) No rejection of the Vacation Offer shall be effective for any purpose unless consented to in writing by Lender. If Landlord shall reject the Vacation Offer by notice to Tenant, containing the written consent of Lender to such rejection, no later than the thirtieth (30th) day following receipt of the Vacation Offer by Landlord, then this Lease shall remain in full force and effect and Landlord and Lender shall be deemed to have waived the Event of Default described in Paragraph 22(a)(x) with respect to a vacation of the Leased Premises.

         (d) Unless Landlord shall have rejected the Vacation Offer by the foregoing notice to Tenant not later than the thirtieth (30th) day following receipt of the Vacation Offer by Landlord, Landlord shall be conclusively presumed to have accepted the Vacation Offer. If the Vacation Offer is accepted by Landlord, then, through an appropriate escrow, (i) Tenant shall pay to Landlord the Offer Amount on the Vacation Purchase Date and, (ii) provided that no Rent or any other charge is due and unpaid under this Lease as of the Vacation Purchase Date and Tenant is otherwise in compliance with the terms hereof, Landlord shall convey to Tenant the Leased Premises in accordance with the provisions of Paragraph 20.

         39.     Miscellaneous.

         (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

         (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein"; and (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein".

         (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Except as otherwise specifically provided herein, Landlord shall have the right, at its sole option, to withhold or delay its consent whenever such consent is required under this Lease for any reason or no reason. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

         (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

         (e) This Lease and any documents which were executed by Tenant at the request of Landlord on or about the date of the Original Lease and may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

         (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

         (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrances and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

         (h) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         (i) This Lease shall be governed by and construed and enforced in accordance with the Laws of the State.

         IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

                                   LANDLORD:

                                   ET LLC, a Delaware limited
                                   liability company, d/b/a ET QRS LLC

                                   By:      Corporate Property Associates
                                            12 Incorporated, Member


                                            By:
                                               ------------------------------

                                            Title:  First Vice President


                                   By:      Corporate Property Associates
                                            14 Incorporated, Member


                                            By:
                                               ------------------------------

                                            Title:  First Vice President


                                   TENANT:

ATTEST:                            ETEC SYSTEMS, INC.,
                                   a Nevada corporation


By:                                By:
   -------------------                      ---------------------------------

Title:                             Title:
      ----------------                   ------------------------------------

[Corporate Seal]

                                   EXHIBIT A


                                    PREMISES

         REAL PROPERTY in the City of Hayward, County of Alameda, State of California, described as follows:

         Beginning on the Northeast line of Corporate Avenue at the common line of Parcels 1 and 2, Parcel Map No. 461, filed April 10, 1969, Book 58, of Parcel Maps, Page 96, Alameda County Records; thence from said point of beginning, North 33# 20' 15" West, along said Northeast line of Corporate Avenue as shown on said Parcel Map, 564.987 feet and Northwesterly, along the arc of a tangent curve to the right with a radius of 1166 feet, an arc distance of 235.490 feet to the common line of Parcels 1 and 2 of Parcel Map No. 1500, filed February 25, 1975, Book 87 of Parcel Maps, Page 23, Alameda County Records; thence along said last mentioned common line, as follows: North 58# 22' 09" East, 611.160 feet, North 80# 11' 21" East 201.924 feet and South 65#
00' 00" East, 203.000 feet to the most Easterly corner of Parcel 2 of said Parcel Map No. 1500 (87 PM 23), being also the most Northerly corner of Parcels 1 and 2 of the aforesaid Parcel Map No. 461 (58 PM 96); thence along the exterior line of said Parcel 2 of said Parcel Map No. 461, South 41# 29' 51" East, 562.970 feet and South 58# 22' 09" West, 1006.638 feet to the point of beginning.

         Being also known as Parcel 2 of Parcel Map 461, filed April 10, 1969 in Book 58 of Parcel Maps, at Page 96; and Parcel 2 of Parcel Map 1500, filed February 25, 1975 in Book 87 of Parcel Maps, at Page 23, Official Records of said County.

         TOGETHER WITH:

         Easement granted pursuant to Agreement including Grant of Easement dated February 2, 1998 affecting the Real Property in the City of Hayward, County of Alameda, State of California, described as follows:

         Lots 19 and 20, Tract 2898, filed June 30, 1967, in Book 55 of Maps, Pages 25 to 29, inclusive, in the Office of the County Recorder of Alameda County.

         Assessor's Parcel No. 461-0001-021-01

                                   EXHIBIT B


                            MACHINERY AND EQUIPMENT

         (a) All fixtures, now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided) including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, air cooling, air conditioning, humidification, sprinkling, power, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units;

         (b) All personal property described in Schedule 2 and Schedule 3 attached hereto and all other personal property now or hereafter affixed or attached to or installed in the "clean room" and the process laboratory that is integral to the suitability of such room as a "clean room" and the process laboratory (including electrical, anti-pollution, heating, lighting, air-conditioning, plumbing and ventilation systems) and cable, wiring and networking equipment for computer interface, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all personal property and all trade fixtures and all machinery, office, manufacturing and warehouse equipment whether or not attached to or built-in as part of the buildings (except for personal property described in clause (b) above) that are not necessary to the operation, as buildings, of the buildings that constitute part of the Leased Premises.

                                   EXHIBIT C


                             PERMITTED ENCUMBRANCES

         1.      Real Estate Taxes for the current year.

         2. The Lien of supplemental taxes, if any, assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code.

         3.      EASEMENT for the purposes stated herein

                 (a)      Purpose:  Utilities
                 (b)      Granted to:    Pacific Gas and Electric Company
                 (c)      Recorded: June 28, 1951, Book 6474, Page 395,
                          Official
                 (d)      Records
                 (e)      Affects:  The Northerly 175 feet of the Land

         4.      EASEMENT for the purposes stated herein

                 (a)      Purpose:  Utilities
                 (b)      Granted to:    Pacific Gas and Electric Company, a
                          California
                 (c)      corporation
                 (d)      Recorded: August 19, 1954, Book 7403, Page 177,
                          Official
                 (e)      Records
                 (f)      Affects:  The Southerly 65 feet of the Northerly
                          24 feet
                 (g)      of the Land

         5.      EASEMENT as shown on the filed map of Tract 2898

                 (a)      Purpose:  Public Utilities
                 (b)      Affects:  The Westerly 10 feet of the Land

         6. LIMITATIONS, covenants, conditions, restrictions, reservations, exceptions or terms in the instrument recorded June 30, 1967, Reel 1991, Image 793, Official Records.

         7. POSSIBLE EASEMENT for Communication Facilities, as disclosed by the Grant of Easement from Crow-Spieker #18 to The Pacific Telephone & Telegraph Company, recorded July 24, 1974, Reel 3736, Image 788, Official Records.

         8. Any rights, interests or claims which may exist or arise by reason of the following facts shown on a survey plat entitled "ETEC, 26460 Corporate Avenue, Hayward, California, Alameda County" prepared by Lea & Sung Engineering, Inc. dated January 29, 1997, Job No. 96433ALT.

                 (a) The fact that a chainlink fence is located within the boundaries of said land in varying distances of up to
                          2.20 feet from said boundaries.

                 (b) The fact that walkways, curbs and storm drain lines are located within the easements described in documents recorded June 8, 1951, Book 6474, Page 395 and August 19, 1954, Book 7403, Page 177, Official Records.

                 (c) A Water Backflow Preventer located partly on a Southwesterly portion of said land and partly outside the boundary of said land.

                 (d) The fact that a PG&E Vault is located within the area identified on said Survey as " ... under construction as of 1/9/97" (said improvements being constructed disclosed by Surveyor as Courtyard Area).

         9. Easement granted pursuant to Agreement including Grant of Easement dated February 2, 1998 affecting the Real Property in the City of Hayward, County of Alameda, State of California, described as follows:

         Lots 19 and 20, Tract 2898, filed June 30, 1967, in Book 55 of Maps, Pages 25 to 29, inclusive, in the Office of the County Recorder of Alameda County.

         Assessor's Parcel No. 461-0001-021-01

                                   EXHIBIT D


                              BASIC RENT PAYMENTS

         1. Basic Rent. Subject to the adjustments provided for in Paragraphs 2, 3, 4 and 5 below, Basic Rent payable in respect of the portion of the Initial Term remaining after January 31, 1998 shall be the sum of the following amounts:

                 (a) with respect to the Existing Improvements, One Million Six Hundred Four Thousand Eight Hundred Eighty Dollars ($1,604,880) per annum, payable monthly in arrears commencing on March 1, 1998 and on each Basic Rent Payment Date thereafter, in equal installments of $133,740.00 each, plus

                 (b) on March 1, 1998 Basic Rent for the Project I Improvements in the amount of $99,867 for the period from February 3, 1998 to and including February 28, 1998 and commencing on April 1, 1998 and continuing on the first day of each calendar month thereafter (each such date also a "Basic Rent Payment Date") until the expiration of the Initial Term, annual Basic Rent payable with respect to the Project I Improvements shall be $1,290,588 per annum, payable in equal installments of $107,549 each, plus

                 (c) (i) with respect to the Project II Improvements, commencing on the first day of the first calendar month following the calendar month in which the first advance of Project II Costs is made and continuing on the first day of each calendar month thereafter to and including June 1, 1999 (each such date also a "Basic Rent Payment Date"), Basic Rent with respect to the Leased Premises shall be payable monthly in arrears on each Basic Rent Payment Date in an amount equal to the product of (x) the LIBOR then in effect stated on an annual basis divided by 12 plus 150 basis points multiplied by (y) the weighted average of the amount outstanding during the prior calendar month for Project II Costs (exclusive of the Project II Acquisition Fee) for the Project II Improvements based on the number of days each advance is outstanding prior to such Basic Rent Payment Date. The amount set forth in the foregoing sentence shall, absent manifest error, be conclusively determined from the books and records of Landlord. Tenant shall have the right, upon reasonable prior notice, to inspect Landlord's books and records to verify the accuracy of Landlord's calculation of such Basic Rent.

                          (ii)  commencing on July 1, 1999 and continuing on
the first day of each calendar month thereafter (each such date also a "Basic Rent Payment Date") until the expiration of the Initial Term, monthly installments of Basic Rent payable with respect to the Project II Improvements shall be an amount equal to the equal monthly amortization payment required to pay the Project II Costs (exclusive of the Project II Acquisition Fee) in full over the remainder of the Initial Term assuming an interest rate of 7.98% per annum. Promptly following the Project II Final Completion Date Landlord and Tenant shall execute an addendum to this Lease setting forth the numerical amount of the initial annual and monthly installments of Basic Rent with respect to the Project II Improvements.

                 (d) For so long as an Event of Default has not occurred and is not continuing, on each Basic Rent Payment Date that occurs on or prior to, but not after June 1, 1999 and relates to any period occurring prior to June 1, 1999, Landlord shall approve as an advance of Landlord's Share of Project Costs, the monthly installments of Basic Rent payable by Tenant under Paragraph 1(c) and will credit each such advance against the installment of Basic Rent then due and owning, provided, however, that (i) from and after June 1, 1999, Landlord's obligation to make any further advance for future installments of Basic Rent shall terminate and all such future payments of Basic Rent shall be made by Tenant and (ii) during the continuation of an Event of Default Landlord shall have no obligation to make any further advances for installments of Basic Rent payable under Paragraph 1(c), and Tenant shall make all further payments of Basic Rent from its own funds unless and until any such Event of Default is cured.

         2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) ("CPI") or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect immediately preceding such adjustment. No CPI adjustments shall be made during any Renewal Term.

                 3. ARBITRATION OF DISPUTES. NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN PARAGRAPH 2 ABOVE DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OF LAW. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN PARAGRAPH 2 ABOVE. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR

AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN PARAGRAPH 2 ABOVE TO NEUTRAL ARBITRATION.

                          LANDLORD                                  TENANT

         4. Effective Dates of CPI Adjustments. (a) Basic Rent shall be adjusted on March 1, 1998 (the "First Basic Rent Adjustment Date") and on March 1, 2001 (the "Second Basic Rent Adjustment Date") to reflect changes in the CPI. On the First Basic Rent Adjustment Date $1,030,452 of Basic Rent shall be adjusted to reflect increases in the CPI during the three year period preceding March 1, 1998 and $574,428 of Basic Rent shall be adjusted to reflect increases in the CPI for the one year period preceding March 1, 1998. On the Second Basic Rent Adjustment Date that portion of the Basic Rent described in Paragraph 1(a) and Paragraph 1(b) shall be adjusted to reflect changes in the CPI during the three year period preceding March 1, 2001 and that portion of the Basic Rent described in Paragraph 1(c)(ii) shall be adjusted to reflect changes in the CPI for the period from June 1, 1999 to and including March 1, 2001.

                 (b) After the Second Basic Rent Adjustment Date all Basic Rent shall be adjusted on March 1, 2004, March 1, 2007, March 1, 2010 and March 1, 2013 to reflect increases in the CPI during the most recent three (3) year period immediately preceding each of the foregoing dates in this subparagraph 3(b) (the First Basic Rent Adjustment Date, the Second Basic Rent Adjustment Date and each date referred to in this Subparagraph 3(b) being hereinafter referred to as the "Basic Rent Adjustment Date").

         5.      Method of Adjustment for CPI Adjustment.

                 (a) As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent (or portion thereof to be adjusted as specified in Paragraph 4) in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the "Prior Months") ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. An amount equal to the lesser of (A) the product of such multiplication or (B) $145,960 with respect to the first Basic Rent Adjustment Date and the product of the Basic Rent (or portion thereof to be adjusted as specified in Paragraph
4) in effect immediately prior to such Basic Rent Adjustment Date multiplied by 12% with respect to each succeeding Basic Rent Adjustment Date, shall be added to the Basic Rent (or portion thereof to be adjusted as specified in Paragraph 4) in effect immediately prior to such Basic Rent Adjustment Date. As used herein, "Beginning CPI" shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring three (3) years earlier with respect to each adjustment of Basic Rent, except that (1) with respect to the $574,428 of Basic Rent to be adjusted on the First Basic Rent Adjustment Date, "Beginning CPI" shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months but occurring one (1) year earlier and (2) with respect to the adjustment on March 1, 2001 of that portion of Basic Rent described in Paragraph 1(c)(ii) of this Exhibit "D" the "Beginning CPI" shall mean the average CPI for the three (3) calendar months occurring prior to June 1, 1999. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing three
(3) year period.

                 (b) Effective as of a given Basic Rent Adjustment Date occurring during the Initial Term, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

                 (c) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date.

         6. Basic Rent During Each Renewal Term. During each Renewal Term, annual Basic Rent for the Renewal Term shall be Fair Market Rental Value as of the first day of such Renewal Term, as determined in accordance with Paragraph 29 of the Lease. Basic Rent during each Renewal Term shall be payable monthly in arrears in installments equal to 1/12 of the annual Basic Rent for such Renewal Term. If the Fair Market Rental Value of the Leased Premises has not been determined as of the first day of any Renewal Term, Tenant shall pay as monthly installments of Basic Rent an amount equal to the Basic Rent in effect immediately prior to such Renewal Date, and shall receive a credit or make an additional payment, as applicable, on the first Basic Rent Payment Date following the determination of Fair Market Rental Value.

                                   EXHIBIT E


                              FINANCIAL COVENANTS

         1.      Corporate Existence; Control; Mergers, Etc.

         (a) Tenant shall maintain its corporate existence, rights and franchises in full force and effect in its jurisdiction of incorporation. Tenant shall, and shall cause of its Subsidiaries to, qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain such qualification would have an adverse effect on the business, operations or financial condition of the enterprise comprised of the Tenant and its Subsidiaries taken as a whole.

         (b) At no time during the Term shall any Person acquire directly or indirectly more than 50% of any class of Tenant's Voting Stock.

         (c) The Tenant shall not consolidate with or merge into any other Person unless an Event of Default does not then exist and, immediately following such consolidation or merger, (i) the surviving corporation shall have, on a proforma basis, an Adjusted Consolidated Net Worth of not less than the sum of (A) Fifty-three Million Dollars ($53,000,000) and (B) an amount equal to sixty percent (60%) of the Consolidated Net Income of Tenant for each fiscal quarter in which Consolidated Net Income is positive, but with no adjustment for each fiscal quarter in which Consolidated Net Income is negative, on a cumulative basis (calculated at the end of each fiscal quarter), commencing with the fiscal quarter of Tenant that commenced August 1, 1996 and continuing for each quarter to and including the end of the fiscal quarter immediately prior to the fiscal quarter in which such merger or consolidation occurs, (ii) the Board of Directors of Tenant immediately prior to such merger or consolidation remains in control following such merger or consolidation,
(iii) the senior management does not substantially change immediately following such merger or consolidation and (iv) after giving effect thereto, an Event of Default does not then exist. This Section 1(c) shall not apply to a merger with a Person that is a Subsidiary of Tenant as of December 31, 1994 nor a wholly-owned Subsidiary of Tenant if, in each case, Tenant is the surviving entity.

         (d) The Tenant shall not, except as specifically permitted under, and in accordance with the terms of Paragraph 21 of this Lease, in a single transaction or series of related transactions, sell or convey, transfer, abandon or lease all or substantially all of its assets to any Person.

         (e) The Tenant shall not make any substantial change in the nature of its business.

         2.      Debt and Restricted Payments.

         (a) Tenant will not, directly or indirectly make, or cause or permit any Subsidiary of the Tenant to make, any Restricted Payment, unless at the time thereof, and after giving effect thereto:

                 (i) no Event of Default shall have occurred and be continuing; and

                 (ii) the Tenant's Adjusted Consolidated Net Worth equals or exceeds $53,000,000 as of the end of the month preceding the date of such Restricted Payment; and

                 (iii) such Restricted Payment, together with all other Restricted Payments made from the commencement date of the Term to the date of such Restricted Payment does not exceed the sum of 40% of the Tenant's Consolidated Net Income on a cumulative basis beginning with and including the fiscal year in which the Term commenced to the month immediately preceding the date of such Restricted Payment.

         (b) The Tenant will not become or be a guarantor or surety of, or otherwise incur any Contingent Obligation or become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person (except as to any Subsidiary), or make or permit to exist any loans or advances to, or investments in, any other Person (except as to any Subsidiary) other than (i) for an amount outstanding at any time not to exceed Fifteen Million Dollars ($15,000,000) less the amount of Funded Debt outstanding at such time under clause (iii) of paragraph (c) below and (ii) additional Contingent Obligations up to three (3) times Consolidated EBIDTA for the most recent four (4) fiscal quarters ending immediately prior to such date of determination on a proforma basis, reduced by the amount of Funded Debt outstanding under clause (iv) of paragraph (c) below.

         (c) Tenant will not, and will not permit any Subsidiary directly or indirectly to, incur, create, assume any Indebtedness other than (i) Funded Debt outstanding on the Closing Date and reflected in the audited financial statements described in Paragraph 28(b), (ii) Funded Debt that replaces or refinances the Funded Debt described in (i) above and is repayable on the basis of an amortization schedule substantially similar to, or having lower scheduled payments than, the amortization schedule for the Funded Debt outstanding on the Closing Date, (iii) not more than the amount at any time of Fifteen Million Dollars ($15,000,000) in Funded Debt in addition to the Funded Debt described in (i) and (ii) above less the amount of Contingent Obligation outstanding at such time under clause (i) of paragraph (b) above and (iv) additional Funded Debt up to three (3) times Consolidated EBIDTA for the most recent four (4) fiscal quarters ending immediately prior to such date of determination on a proforma basis, reduced by the amount of Contingent Obligations outstanding at such time under clause (ii) of paragraph (b) above.

         3. Consolidated Net Worth. Consolidated Net Worth shall not as of the end of each fiscal quarter of Tenant that ends on and after January 31, 1997 be less than an amount equal to the sum of (a) $53,000,000 and (b) 60% of Consolidated Net Income for each fiscal quarter in which Consolidated Net Income is positive, with no adjustment for each fiscal quarter in which Consolidated Net Income is negative, on a cumulative basis (calculated at the end of each fiscal quarter commencing with the fiscal quarter of Tenant that commenced August 1, 1996).

         4. Definitions. For the purpose of this Exhibit "E" the following terms shall have the following meanings:

         (a) "Adjusted Consolidated Net Worth" shall mean, at any date, the net worth of Tenant and its consolidated Subsidiaries on a consolidated basis, determined in accordance with GAAP, except that any Qualified Subordinated Debt of Tenant shall be computed as equity.

         (b) "Affiliate" shall mean as to any Person, any other Person controlled by, under common control with, or controlling, such Person.

         (c)     "Closing Date" shall mean February 2, 1998.

         (d) "Consolidated EBIDTA" for any period, with respect to Tenant and its consolidated Subsidiaries, shall mean earnings from continuing operations, exclusive of extraordinary items, if any, before interest expense, depreciation, taxes, amortization expense (including amortization of debt issuance costs) and less capital expenditures.

         (e) "Consolidated Net Income" shall mean, for any period, the aggregate net income (or loss) of Tenant, and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP.

         (f) "Consolidated Net Worth" shall mean, at any date, the net worth of Tenant and its consolidated Subsidiaries on a consolidated basis, determined in accordance with GAAP.

         (g) "Contingent Obligation" as to any Person shall mean the undrawn face amount of any letters of credit issued for the account of such Person and shall also mean any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, letters of credit or other obligations

("primary obligations") of any other Person other than a Subsidiary (the "primary obligor") in any manner, whether directly or indirectly including, without limitation, any obligation of such Person, whether or not contingent,
(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the financial condition or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) usual and customary representations and warranties contained in loan and other financing agreements. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation or, where such Contingent Obligation is specifically limited to a portion of any such primary obligation, that portion to which it is limited.

         (h) "Funded Debt" of any Person shall mean all Indebtedness of such Person which in accordance with GAAP would be classified on a balance sheet as long term debt, and shall in any event include (without duplication) all Indebtedness, whether secured or unsecured, having a final maturity (or which, pursuant to the terms of a revolving credit agreement or otherwise is renewable or extendible at the option of the obligor for a period ending) more than one year after the date of the creation thereof (including, without limitation, any portion of such Funded Debt maturing in less than one year) and money borrowed for working capital purposes unless for a period of not less than sixty (60) consecutive days in any period of twelve (12) consecutive months such obligations are reduced to zero.

         (i) "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis.

         (j) "Indebtedness" of any Person shall mean, as of any date, all obligations which would in accordance with GAAP be classified as debt, and shall include (a) all obligations of such Person for borrowed money, (b) all obligations of such person in respect of letters of credit, surety bonds or similar obligations issued for the account of such Person, (c) all obligations of such Person as lessee, user or obligor under any lease of real or personal property which, in accordance with GAAP, are or should be capitalized on the books of the lessee, user or obligor (excluding, in the case of Tenant, any lease classified in accordance with GAAP as an operating lease), (d) all obligations of such Person in respect of the deferred purchase price for goods, property or services acquired by such Person, (e) all obligations of such Person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered, (f) all obligations of such Person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such Person upon termination for any reason on the date of determination), and (g) all obligations of others similar in character to those described in clauses (a) through (f) of this definition to the extent such person is liable, contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including, without limitation, all obligations of such Person to advance funds to, or to purchase property or services from, any other Person in order to maintain the financial condition of such other Person and, in the case of Tenant, all Indebtedness which is non-recourse to the credit of Tenant but which is secured by the assets or property of Tenant (but excluding any such non-recourse Indebtedness of Subsidiaries of Tenant in which Tenant has no liability). Any Indebtedness which is extended or renewed (other than by an option created with the original creation of such Indebtedness) will be deemed to have been created when extended or renewed.

         (k) "Person" shall mean an individual, partnership, association, corporation or other entity.

         (l) "Qualified Subordinated Debt" means subordinated debt pursuant to which the borrower's obligation to pay interest on a current basis is contingent upon the borrower meeting certain financial tests satisfactory to Landlord and Lender.

         (m) "Restricted Payment" shall mean and include (a) any direct or indirect purchase, redemption or other acquisition or retirement for value of any equity security of Tenant or any option, warrant or right to acquire any such equity security, or any security convertible into or exchangeable for any such equity security, (b) any dividend, distribution, loan advance, guarantee, extension of credit or other payment of transfer, whether in cash or property and whether direct or indirect, to or for the benefit any Person holding an equity interest in the Tenant, whether or not such interest is evidenced by a security, or any Affiliate of any such Person, and (c) any direct or indirect purchase, redemption, prepayment or other acquisition or retirement for value, prior to its stated maturity, scheduled repayment or scheduled sinking fund payment of any Qualified Subordinated Debt of the Tenant or any Subsidiary held by any

Person described in clause (b) above; provided, however, that so long as an Event of Default shall not exist, the term Restricted Payment shall not include
(i) the repurchase by Tenant of stock in Tenant for an amount not to exceed on a cumulative basis the sum of $2,500,000 and the cash purchase price received by Tenant from the sale of stock in Tenant to employees, consultants or directors or prospective employees, consultants or directors, or (ii) the repayment of Qualified Subordinated Debt (including any interest thereof, whether current, "blocked" or accrued) from (A) the proceeds of an initial public offering or (B) from cash balances of Tenant so long as following such payment Tenant will have cash balances, on a proforma basis, of not less than $10,000,000 and is otherwise in compliance with the Covenants.

         (n) "Subsidiary" of any Person means a corporation a majority of the Voting Stock of which is at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or intermediaries, or both, by such Person.

         (o) "Voting Stock" means shares of stock of a corporation having ordinary voting power to elect the board of directors or other managers of such corporation.

                                   SCHEDULE 1


                               TERMINATION VALUES

                   Lease Year                        Termination Value
                   ----------                        -----------------
                      1                            $12,000,000
                      2                            $12,000,000
                      3                            $15,329,860
                      4                            $26,494,861 + 101.50% of PIIC
                      5                            $24,994,861 + 101.50% of PIIC
                      6                            $24,536,746 + 101.50% of PIIC
                      7                            $24,536,746 + 101.25% of PIIC
                      8                            $23,536,746 + 101.25% of PIIC
                      9                            $23,536,746 + 88.75% of PIIC
                      10                           $23,099,363 + 88.75% of PIIC
                      11                           $23,099,363 + 88.75% of PIIC
                      12                           $22,039,363 + 88.75% of PIIC
                      13                           $22,039,363 + 70.50% of PIIC
                      14                           $21,960,829 + 70.50% of PIIC
                      15                           $21,960,829 + 70.50% of PIIC
                      16                           $21,960,829 + 70.50% of PIIC
                      17                           $21,960,829 + 69.00% of PIIC
                      18                           $21,960,829 + 69.00% of PIIC
                      19 and thereafter            $21,960,829 + 69.00% of PIIC



"PIIC" means Project II Costs. At any time following the Project II Completion Date Landlord, Tenant or Lender may request that this Schedule 1 be amended to reflect the final dollar amount of Project II Costs.

                                   SCHEDULE 2


                            APPROVED ALTERATIONS TO
                        BUILDING TWO AND BUILDING THREE

         1. Integrated Facility Management System: Fault Tolerant, Upgradable, Electronic Direct Digital Control System

         2. Water-Cooled Chiller with Cooling Towers and Pumps (Three to replace existing systems)

         3.      Main Air Conditioning system and DX to AHU Conversion

         4.      AHU (Air Handling Unit) and Backup Systems

         5.      Toxic Gas Control System and HVAC Isolation System

         6.      Electrical Main replacements

         7.      Hi-Voltage Monitor

         8.      Boiler Auto Blowdown Control

         9.      House Vacuum System and Control

         10. Engineering Computer Room--Air Conditioning Backup, Controls and Monitoring

         11.     Process Exhaust Monitoring

         12.     New Cage for Inspection Equipment and Kits

         13.     Test Cell Enclosures

         14.     Backup Generator

         15.     Process Lab Test Cells

         16.     Process Lab Production Upgrades

         17.     Patio Area Adjoining Building One

                                   SCHEDULE 3


                             PROJECT I IMPROVEMENTS

1.       Buildings 2 and 3 Fire Alarm System Replacement

2.       Building 3 Roof Replacement

3.       Building 3 Maintenance Unisex Restroom

4.       Building 2 Advances Tech/Micro Column Lab

5.       Door Replacements Building 2/3 Breezeway

6.       South Guard Station

7.       Parking Lot Lighting Additions

8.       CCTV Surveillance

9.       B3-HVAC Replacements (AHU #5 & 7)

10.      B2-HVAC Replacements (8 units)

11.      Chemical Shed w/Foundation (Code Requirement)

12.      Phone Equipment UPS

13.      B2-Acid Waste Neutralization System

14.      Chemical Hoods (Class A) Code Upgrades

15.      Disaster Plan Modifications

                               TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
 1. Demise of Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
 2. Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 3. Title and Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
 4. Use of Leased Premises; Quiet Enjoyment . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
 5. Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
 6. Basic Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
 7. Additional Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
 8. Net Lease; Non-Terminability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
 9. Payment of Impositions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
10. Compliance with Laws and Easement Agreements;
      Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
11. Liens; Recording  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
12. Maintenance and Repair  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
13. Alterations and Improvements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
14. Permitted Contests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
15. Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
16. Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
17. Casualty and Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
18. Termination Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
19. Restoration; Reduction of Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
20. Procedures Upon Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
21. Assignment and Subletting; Prohibition against
      Leasehold Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
22. Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
23. Remedies and Damages Upon Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
24. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
25. Estoppel Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
26. Surrender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
27. No Merger of Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
28. Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
29. Determination of Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
30. Non-Recourse as to Landlord . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
31. Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
32. Subordination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
33. Financial Covenants; Covenant Breach Offer  . . . . . . . . . . . . . . . . . . . . . . . . . .   62
34. Tax Treatment; Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
35. Right of First Refusal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
36. Financing Major Alterations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
37. Security Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
38. Right to Vacate; Rejectable Offer Upon Vacation . . . . . . . . . . . . . . . . . . . . . . . .   66
39. Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67

Exhibit A  - Premises
Exhibit B  - Machinery and Equipment
Exhibit C  - Permitted Encumbrances
Exhibit D  - Basic Rent Payments
Exhibit E  - Financial Covenants

Schedule 1 - Termination Values
Schedule 2 - Approved Alterations to Building 2 and Building 3
Schedule 3 - Project I Improvements